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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                               ----------------

                                    FORM 8-K
                                 CURRENT REPORT

                       PURSUANT TO SECTION 13 OR 15(D) OF
                      THE SECURITIES EXCHANGE ACT OF 1934

                               ----------------

       DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): JANUARY 15, 1997

                               ----------------

                                AON CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

        DELAWARE                    1-7933                   36-3051915
     (STATE OR OTHER              (COMMISSION)            (I.R.S. EMPLOYER
     JURISDICTION OF              FILE NUMBER)           IDENTIFICATION NO.)
      ORGANIZATION)

         123 NORTH WACKER DRIVE                          60606
           CHICAGO, ILLINOIS                           (ZIP CODE)
    (ADDRESS OF PRINCIPAL EXECUTIVE
                OFFICES)

                                 (312) 701-3000
             (REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE.)

                                 NOT APPLICABLE
         (FORMER NAME OR FORMER ADDRESS, IF CHANGED SINCE LAST REPORT.)

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

ITEM 2. ACQUISITION OR DISPOSITION OF ASSETS

  On January 15, 1997, Subsidiary Corporation, Inc. ("Purchaser"), a Maryland corporation and a wholly owned subsidiary of Aon Corporation ("Aon"), a Delaware corporation, consummated its cash tender offer (the "Offer") for all the outstanding shares of Common Stock, par value $1.00 per share (the "Common Stock"), and associated preferred stock purchase rights (collectively, the "Shares"), of Alexander & Alexander Services Inc. ("A&A"), a Maryland corporation, at a price of $17.50 net cash per Share. Pursuant to the Offer, Purchaser acquired approximately 44,293,552 Shares, or 97% of the outstanding Shares. All Shares validly tendered and not withdrawn before expiration of the Offer at 12:00 midnight, New York City time, on January 14, 1997, were accepted for payment, including approximately 1,846,882 Shares tendered pursuant to guaranteed delivery procedures. The Offer was made pursuant to the Agreement and Plan of Merger, dated December 11, 1996, as amended (the "Merger Agreement"), among Aon, Purchaser and A&A. A copy of the press release of Aon announcing the acquisition of the Shares is filed as Exhibit (c)(4) to this Form 8-K.

  On December 11, 1996, Aon and American International Group, Inc. ("AIG") entered into the Stock Purchase and Sale Agreement ("Stock Purchase and Sale Agreement"). Pursuant to the Stock Purchase and Sale Agreement, Aon agreed to buy and AIG agreed to sell for $317.5 million, plus accrued dividends, all outstanding shares of 8% Series B Cumulative Convertible Preferred Stock, par value $1.00 per share (the "Series B Preferred Stock") of the Company. On January 17, 1997, Aon purchased all 4,846,232 shares of Series B Preferred Stock. Each share of Series B Preferred Stock is currently convertible into approximately 2.94 shares of Class D Common Stock of the Company, which Class D Common Stock is exchangeable for Common Stock on a share-for-share basis.

  The Merger Agreement provides for the Offer to be followed by a merger of Purchaser into A&A, pursuant to which all remaining Shares (other than stock of A&A owned by A&A, Aon or any of their respective subsidiaries and stock as to which appraisal rights are available and properly exercised under Maryland law) will be converted into a right to receive $17.50 cash per share (the "Merger"). A special meeting of A&A's stockholders will be held on or about February 18, 1997 to vote upon the Merger. Pursuant to the provisions of A&A's Charter and applicable Maryland corporation law, the affirmative vote of the holders of a majority of the voting power of the outstanding shares of Common Stock, Class A Common Stock, par value $.00001 per share, of the Company (the "Class A Stock"), Class C Common Stock, par value $1.00 per share (the "Class C Stock" and, together with the Common Stock and the Class A Stock, the "Common Capital Stock"), of the Company and the Series B Preferred Stock, voting together as a single class, is required for approval of the Merger. Because Aon and Purchaser own all of the Series B Preferred Stock and 97% of the outstanding shares of Common Capital Stock, Aon and Purchaser have the ability to approve the Merger without the vote of any other stockholder. The Merger Agreement obligates Aon to cause all the capital stock of the Company owned by Aon and its subsidiaries to be voted in favor of the Merger. The Merger will be effected promptly after stockholder approval of the Merger.

  Purchaser's payment of approximately $775 million for the aggregate purchase price of the Shares purchased by Purchaser in the Offer was funded with capital contributions to Purchaser by Aon. Aon derived the funds necessary for such capital contribution and the funds necessary to purchase the Series B Preferred Stock from cash on hand, the proceeds from the sale of commercial paper and fixed maturities and the proceeds from a preferred equity financing completed on January 13, 1997. Pursuant to the preferred equity financing, Aon received approximately $800 million from the sale by a subsidiary of Aon of 8.205% Capital Securities (the "Capital Securities"), payments which are guaranteed by Aon.

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS

  (a) FINANCIAL STATEMENTS OF BUSINESS ACQUIRED.

    Audited consolidated balance sheets of A&A and subsidiaries as of December 31, 1995 and 1994, and the related audited consolidated statements of operations, cash flows and stockholders' equity for each of the three years in the period ended December 31, 1995 and related report of independent accountants and unaudited consolidated balance sheet of A&A as of September 30, 1996, and unaudited consolidated statements of operations and cash flows for each of the nine months in the periods ended September 30, 1995 and 1996 and unaudited consolidated statements of operations for the three months in the period ended September 30, 1995 and 1996 are included in pages 4 through 57.

  (b) PRO FORMA FINANCIAL INFORMATION.

    The unaudited pro forma consolidated statement of financial position at September 30, 1996 of Aon and the unaudited pro forma condensed consolidated statements of income for the year ended December 31, 1995 and the nine months ended September 30, 1996 of Aon are included in pages 58 through 65.

  (c) EXHIBITS:

     (1) Agreement and Plan of Merger, dated as of December 11, 1996, among
          Aon, Purchaser and A&A. (Incorporated by reference from Exhibit
          (c)(1) to Aon's Tender Offer Statement on Schedule 14D-1 filed by
          Aon with the Securities and Exchange Commission ("SEC") on December
          16, 1996 (the "Schedule 14D-1")).
     (2) Stock Purchase and Sale Agreement, dated as of December 11, 1996, between Aon and AIG. (Incorporated by reference from Exhibit (c)(2) to the Schedule 14D-1).
     (3) First Amendment to Agreement and Plan of Merger, dated as of January
          7, 1997, among Aon, Purchaser and A&A. (Incorporated by reference from Exhibit (c)(3) to Amendment No. 2 to the Schedule 14D-1 filed by Aon with the SEC on January 9, 1997).
     (4) Press release of Aon dated January 15, 1997. (Incorporated by reference from Exhibit (a)(20) to Amendment No. 3 to the Schedule
          14D-1 filed by Aon with the SEC on January 15, 1997.)
     (5) Consent of Deloitte & Touche LLP. (To be filed by amendment.)

                         INDEX TO FINANCIAL STATEMENTS

                                                                           PAGE
                                                                           ----
Independent Auditors' Report..............................................   5
FINANCIAL STATEMENTS:
  Consolidated Statements of Operations--For the years ended December 31,
   1995, 1994 and 1993....................................................   6
  Consolidated Balance Sheets--As of December 31, 1995 and 1994...........   7
  Consolidated Statements of Cash Flows--For the years ended December 31,
   1995, 1994 and 1993....................................................   8
  Consolidated Statements of Stockholders' Equity--For the years ended De-
   cember 31, 1995, 1994 and 1993.........................................   9
  Notes to Financial Statements...........................................  10
UNAUDITED FINANCIAL STATEMENTS:
  Unaudited Consolidated Statements of Operations--For the three and nine months ended September 30, 1996 and 1995...............................  43
  Condensed Consolidated Balance Sheets--As of September 30, 1996 (Unau-
   dited) and December 31, 1995...........................................  44
  Unaudited Consolidated Statements of Cash Flows--For the nine months ended September 30, 1996 and 1995......................................  45
  Unaudited Notes to Financial Statements.................................  46

                          INDEPENDENT AUDITORS' REPORT

To The Stockholders of Alexander & Alexander Services Inc.:

  We have audited the accompanying consolidated balance sheets of Alexander & Alexander Services Inc. and Subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of operations, cash flows and stockholders' equity for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the companies at December 31, 1995 and 1994, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1995 in conformity with generally accepted accounting principles.

  As discussed in Notes 5, 7 and 11 to the consolidated financial statements, the Company changed its method of accounting for international postretirement benefits in 1995, certain investments in debt and equity securities and postemployment benefits in 1994, and income taxes and United States postretirement benefits in 1993.

/s/ Deloitte & Touche LLP

Deloitte & Touche LLP
Baltimore, Maryland
February 14, 1996

               ALEXANDER & ALEXANDER SERVICES INC. & SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

    FOR THE YEARS ENDED DECEMBER 31, (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

                                                     1995      1994      1993
                                                   --------  --------  --------
OPERATING REVENUES:
Commissions and fees.............................  $1,219.5  $1,272.3  $1,287.7
Fiduciary investment income......................      62.9      51.6      53.9
                                                   --------  --------  --------
  Total..........................................   1,282.4   1,323.9   1,341.6
                                                   --------  --------  --------
OPERATING EXPENSES:
Salaries and benefits............................     735.1     814.3     785.3
Other operating expenses.........................     407.0     523.5     504.0
Restructuring and special charges................      17.6      69.0       --
                                                   --------  --------  --------
  Total..........................................   1,159.7   1,406.8   1,289.3
                                                   --------  --------  --------
Operating income (loss)..........................     122.7     (82.9)     52.3
                                                   --------  --------  --------
OTHER INCOME (EXPENSES):
Investment income................................      19.2      10.9       9.6
Interest expense.................................     (18.6)    (16.0)    (14.4)
Other............................................      32.7      10.9     (15.6)
Special charges..................................       --      (69.7)      --
                                                   --------  --------  --------
  Total..........................................      33.3     (63.9)    (20.4)
                                                   --------  --------  --------
Income (loss) before income taxes and minority
 interest........................................     156.0    (146.8)     31.9
Income taxes (benefit)...........................      60.9     (42.6)      6.4
                                                   --------  --------  --------
Income (loss) before minority interest...........      95.1    (104.2)     25.5
Minority interest................................      (5.7)     (3.0)     (1.9)
                                                   --------  --------  --------
Income (loss) from continuing operations.........      89.4    (107.2)     23.6
Loss from discontinued operations................       --      (28.9)      --
                                                   --------  --------  --------
Income (loss) before cumulative effect of change
 in accounting...................................      89.4    (136.1)     23.6
Cumulative effect of change in accounting........       --       (2.6)      3.3
                                                   --------  --------  --------
  Net income (loss)..............................      89.4    (138.7)     26.9
                                                   ========  ========  ========
Preferred stock dividends........................     (25.4)    (15.1)     (6.2)
                                                   --------  --------  --------
Earnings (loss) attributable to common sharehold-
 ers.............................................  $   64.0  $ (153.8) $   20.7
                                                   ========  ========  ========
PER SHARE INFORMATION:
Primary earnings per share:
Income (loss) from continuing operations.........  $   1.44  $  (2.79) $   0.40
Loss from discontinued operations................       --      (0.66)      --
Cumulative effect of change in accounting........       --      (0.06)     0.08
                                                   --------  --------  --------
  Net earnings (loss)............................  $   1.44  $  (3.51) $   0.48
                                                   ========  ========  ========
Average common and common equivalent shares out-
 standing........................................      44.6      43.8      43.4
                                                   ========  ========  ========
Fully diluted earnings per share:
Income (loss) from continuing operations.........  $   1.42  $  (2.79) $   0.40
Loss from discontinued operations................       --      (0.66)      --
Cumulative effect of change in accounting........       --      (0.06)     0.08
                                                   --------  --------  --------
  Net earnings (loss)............................  $   1.42  $  (3.51) $   0.48
                                                   ========  ========  ========
Average common and common equivalent shares out-
 standing, assuming full dilution................      57.1      43.8      43.4
                                                   ========  ========  ========
Cash dividends per common share..................  $    .10  $   .325  $   1.00
                                                   ========  ========  ========

                       See Notes to Financial Statements.

               ALEXANDER & ALEXANDER SERVICES INC. & SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                        AS OF DECEMBER 31, (IN MILLIONS)

                                                              1995      1994
                                                            --------  --------
ASSETS
CURRENT ASSETS:
Cash and cash equivalents:
 Operating................................................  $  241.2  $  248.7
 Fiduciary................................................     496.4     428.5
Short-term investments:
 Operating................................................      11.3      19.2
 Fiduciary................................................     224.9     292.2
Premiums and fees receivable (less allowance for doubtful
 accounts of $20.5 in 1995 and $23.7 in 1994).............   1,292.8   1,206.1
Deferred income taxes.....................................      20.0      71.5
Other current assets......................................      85.4     120.7
                                                            --------  --------
   Total current assets...................................   2,372.0   2,386.9
                                                            --------  --------
PROPERTY AND EQUIPMENT:
Land and buildings........................................      39.2      39.7
Furniture and equipment...................................     274.6     296.5
Leasehold improvements....................................      83.0      95.1
                                                            --------  --------
                                                               396.8     431.3
Less accumulated depreciation and amortization............    (270.4)   (293.3)
                                                            --------  --------
Property and equipment--net...............................     126.4     138.0
                                                            --------  --------
OTHER ASSETS:
Intangible assets (net of accumulated amortization of
 $124.5 in 1995 and $117.5 in 1994).......................     210.7     175.1
Deferred income taxes.....................................     102.1      87.1
Long-term operating investments...........................      30.9      64.1
Other.....................................................     100.3      94.5
                                                            --------  --------
   Total assets...........................................  $2,942.4  $2,945.7
                                                            ========  ========
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Premiums payable to insurance companies...................  $1,810.4  $1,738.3
Short-term debt...........................................      19.1       1.0
Current portion of long-term debt.........................       9.3      17.1
Deferred income taxes.....................................       9.4       8.5
Accrued compensation and related benefits.................      81.8      60.0
Income taxes payable......................................      24.7      66.3
Other accrued expenses....................................     165.8     258.1
                                                            --------  --------
   Total current liabilities..............................   2,120.5   2,149.3
                                                            --------  --------
LONG-TERM LIABILITIES:
Long-term debt............................................     126.2     132.7
Deferred income taxes.....................................      15.6      13.4
Net liabilities of discontinued operations................      33.4      56.8
Other.....................................................     234.1     266.0
                                                            --------  --------
   Total long-term liabilities............................     409.3     468.9
                                                            --------  --------
Commitments and Contingent Liabilities (Notes 5, 6, 13 and
 14)
8% Series B cumulative convertible preferred stock contin-
 gency (Note 14)..........................................      10.0      10.0
                                                            --------  --------
STOCKHOLDERS' EQUITY:
Preferred stock, authorized 15,000,000 shares, $1 par val-
 ue:
 Series A junior participating preferred stock, issued
  and outstanding, none...................................       --        --
 $3.625 Series A convertible preferred stock, issued and
  outstanding, 2,300,000 shares, liquidation preference
  of $115 million.........................................       2.3       2.3
 8% Series B cumulative convertible preferred stock, is-
  sued and outstanding 4,477,170 and 4,136,213 shares,
  respectively, liquidation preference of $224 million
  and $205 million, respectively..........................       4.5       4.1
Common stock, authorized 200,000,000 shares, $1 par value;
 issued and outstanding 42,259,282 and 41,569,902 shares,
 respectively.............................................      42.3      41.5
Class A common stock, authorized 26,000,000 shares,
 $.00001 par value; issued and outstanding 1,920,821 and
 2,282,088 shares, respectively...........................       --        --
Class C common stock, authorized 11,000,000 shares, $1 par
 value; issued and outstanding 361,092 and 372,557 shares,
 respectively.............................................       0.4       0.4
Class D common stock, authorized 40,000,000 shares, $1 par
 value; issued and outstanding, none......................       --        --
Paid-in capital...........................................     638.1     615.0
Accumulated deficit.......................................    (227.5)   (287.1)
Unrealized investment gains, net of income taxes..........       5.6       1.5
Accumulated translation adjustments.......................     (63.1)    (60.2)
                                                            --------  --------
   Total stockholders' equity.............................     402.6     317.5
                                                            --------  --------
   Total liabilities and stockholders' equity.............  $2,942.4  $2,945.7
                                                            ========  ========

                       See Notes to Financial Statements.

               ALEXANDER & ALEXANDER SERVICES INC. & SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                 FOR THE YEARS ENDED DECEMBER 31, (IN MILLIONS)

                                                        1995    1994     1993
                                                       ------  -------  ------
CASH PROVIDED (USED) BY:
OPERATING ACTIVITIES:
Income (loss) from continuing operations.............  $ 89.4  $(107.2) $ 23.6
Adjustments to reconcile to net cash provided (used)
 by operating activities:
 Depreciation and amortization.......................    46.1     51.2    54.5
 Deferred income taxes...............................    36.0    (77.5)  (27.5)
 Gains on disposition of subsidiaries and other as-
  sets...............................................   (30.4)   (20.2)   (3.9)
 Restructuring and special charges, net of cash pay-
  ments..............................................    17.6    131.8     --
 Other...............................................    12.5     14.2    13.4
Changes in assets and liabilities (net of effects
 from acquisitions and dispositions):
 Net fiduciary cash and cash equivalents and short-
  term investments...................................    25.3    105.8   (46.0)
 Premiums and fees receivable........................   (58.8)     9.0   (69.3)
 Other current assets................................   (13.5)    16.0   (15.8)
 Other assets........................................   (13.6)     9.2   (11.9)
 Premiums payable to insurance companies.............    16.7    (70.8)   74.6
 Other accrued expenses..............................   (90.2)     3.7     8.0
 Other long-term liabilities.........................   (31.3)    (0.6)   12.8
Discontinued operations (net)........................   (16.1)     1.4   (11.9)
Cumulative effect of change in accounting............     --      (2.6)    3.3
                                                       ------  -------  ------
   Net cash provided (used) by operating activities..   (10.3)    63.4     3.9
                                                       ------  -------  ------
INVESTING ACTIVITIES:
Net purchases of property and equipment..............   (27.7)   (21.5)  (26.0)
Purchases of businesses..............................   (24.4)    (4.7)  (21.0)
Proceeds from sales of subsidiaries and other assets.    88.1      4.1     9.6
Purchases of operating investments...................  (188.0)   (79.2)  (61.7)
Sales and maturities of operating investments........   231.3      9.0    68.3
                                                       ------  -------  ------
   Net cash provided (used) by investing activities..    79.3    (92.3)  (30.8)
                                                       ------  -------  ------
FINANCING ACTIVITIES:
Cash dividends.......................................   (12.7)   (22.6)  (47.9)
Proceeds from issuance of short-term debt............     0.2      9.0    18.7
Payments of short-term debt..........................    (0.8)   (24.8)   (1.5)
Proceeds from issuance of long-term debt.............    62.5     51.8    19.4
Payment for a finite risk contract...................     --     (80.0)    --
Repayments of long-term debt.........................  (126.1)    (8.3)  (26.0)
Issuance of preferred and common stock...............     1.4    196.1   112.1
Distribution of earnings of pooled entity............     --       --     (5.5)
                                                       ------  -------  ------
Net cash provided (used) by financing activities.....   (75.5)   121.2    69.3
Effect of exchange rate changes on operating cash and
 cash equivalents....................................    (1.0)     4.9    (7.9)
Operating cash and cash equivalents at beginning of
 year................................................   248.7    151.5   117.0
                                                       ------  -------  ------
Operating cash and cash equivalents at end of year...  $241.2  $ 248.7  $151.5
                                                       ======  =======  ======
SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid during the year for:
 Interest............................................  $ 19.3  $  14.2  $ 14.6
 Income taxes........................................    72.1     37.0    56.0
NON-CASH INVESTING AND FINANCING ACTIVITIES:
Notes payable issued for contingency settlements.....    45.7      --      --
Series B cumulative convertible preferred stock divi-
 dends-in-kind.......................................    17.1      6.8     --
Common stock issued for business acquisitions and em-
 ployee benefit and stock plans......................     5.1      6.8     2.3
Notes received on dispositions of subsidiaries.......     --      29.2     2.0
Notes payable on acquisition of subsidiary...........    18.7      --      --
Sale of direct financing lease and related mortgage
 notes...............................................     --      19.0     --

                       See Notes to Financial Statements.

               ALEXANDER & ALEXANDER SERVICES INC. & SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                 FOR THE YEARS ENDED DECEMBER 31, (IN MILLIONS)

                                                       1995     1994     1993
                                                      -------  -------  -------
$3.625 SERIES A CONVERTIBLE PREFERRED STOCK:
Balance, beginning of year..........................  $   2.3  $   2.3  $   --
Shares issued by private placement..................      --       --       2.3
                                                      -------  -------  -------
   Balance, end of year.............................  $   2.3  $   2.3  $   2.3
                                                      =======  =======  =======
8% SERIES B CUMULATIVE CONVERTIBLE PREFERRED STOCK:
Balance, beginning of year..........................  $   4.1  $   --   $   --
Shares issued by private placement..................      --       4.0      --
Dividends-in-kind...................................      0.4      0.1      --
                                                      -------  -------  -------
   Balance, end of year.............................  $   4.5  $   4.1  $   --
                                                      =======  =======  =======
COMMON STOCK:
Balance, beginning of year..........................  $  41.5  $  40.7  $  40.1
Conversions of Class A and Class C shares into com-
 mon stock, 372,732 shares, 104,125 shares and
 502,450 shares, respectively.......................      0.4      0.1      0.5
Other, principally stock compensation transactions..      0.4      0.7      0.1
                                                      -------  -------  -------
   Balance, end of year.............................  $  42.3  $  41.5  $  40.7
                                                      =======  =======  =======
CLASS A COMMON STOCK:
Balance, beginning of year..........................  $   0.0  $   0.0  $   0.0
Conversions into common stock, 361,267 shares,
 87,300 shares and 478,892 shares, respectively.....      --       --       --
                                                      -------  -------  -------
   Balance, end of year.............................  $   0.0  $   0.0  $   0.0
                                                      =======  =======  =======
CLASS C COMMON STOCK:
Balance, beginning of year..........................  $   0.4  $   0.4  $   0.4
Conversions into common stock, 11,465 shares, 16,825
 shares and 23,558 shares, respectively.............      --       --       --
                                                      -------  -------  -------
   Balance, end of year.............................  $   0.4  $   0.4  $   0.4
                                                      =======  =======  =======
PAID-IN CAPITAL:
Balance, beginning of year..........................  $ 615.0  $ 423.4  $ 296.5
Conversions into common stock.......................     (0.4)    (0.1)    (0.4)
Preferred stock issuances...........................     16.7    188.9    108.6
Other, principally stock compensation transactions..      6.8      2.8      1.1
Tax benefit from acquisitions accounted for as pool-
 ing of interests...................................      --       --      17.6
                                                      -------  -------  -------
   Balance, end of year.............................  $ 638.1  $ 615.0  $ 423.4
                                                      =======  =======  =======
ACCUMULATED DEFICIT:
Balance, beginning of year..........................  $(287.1) $(119.0) $ (92.5)
Net income (loss)...................................     89.4   (138.7)    26.9
Dividends:
 Common stock.......................................     (4.4)   (14.3)   (41.7)
 Preferred stock....................................    (25.4)   (15.1)    (6.2)
Distribution of earnings of pooled entity...........      --       --      (5.5)
                                                      -------  -------  -------
   Balance, end of year.............................  $(227.5) $(287.1) $(119.0)
                                                      =======  =======  =======
UNREALIZED INVESTMENT GAINS, NET OF INCOME TAXES:
Balance, beginning of year..........................  $   1.5  $   --   $   --
Change in unrealized gains, net of tax..............      4.1      1.5      --
                                                      -------  -------  -------
   Balance, end of year.............................  $   5.6  $   1.5  $   --
                                                      =======  =======  =======
ACCUMULATED TRANSLATION ADJUSTMENTS:
Balance, beginning of year..........................  $ (60.2) $ (71.6) $ (59.0)
Foreign currency translation adjustments............     (2.9)    11.4    (12.6)
                                                      -------  -------  -------
   Balance, end of year.............................  $ (63.1) $ (60.2) $ (71.6)
                                                      =======  =======  =======

                       See Notes to Financial Statements.

               ALEXANDER & ALEXANDER SERVICES INC. & SUBSIDIARIES

                         NOTES TO FINANCIAL STATEMENTS

                    (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

1. SIGNIFICANT ACCOUNTING POLICIES

 Consolidation

  The accompanying consolidated financial statements of Alexander & Alexander Services Inc. (the Company) include the accounts of all majority-owned subsidiaries. All significant intercompany transactions and balances have been eliminated.

 Nature of Operations

  The Company is a holding company which, through its subsidiaries, provides risk management, insurance brokerage and human resource management consulting services on a global basis. The principal industry segment is insurance services. This segment accounted for approximately 84 percent of the Company's total revenues in 1995 which are derived primarily from risk management and insurance services, specialist and reinsurance broking operations. Human resource management consulting operations, which represent approximately 16 percent of total revenues in 1995, provide integrated advisory and support services in human resource management, including retirement planning, health care management, organizational effectiveness, compensation, human resource-related communications, information technologies and also offers brokerage services for group health and welfare coverages.

  The Company operates from offices located in more than 80 countries and territories through wholly-owned subsidiaries, affiliates and other servicing capabilities. The Company's extensive international operations represented 53 percent of consolidated operating revenues in 1995, primarily in the United Kingdom and Canada.

  The Company's clients are primarily commercial enterprises, including a broad range of industrial, transportation, service, financial and other businesses. Clients also include government and governmental agencies, not-for-profit organizations and individuals.

 Use of estimates in the preparation of financial statements

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Cash Equivalents and Investments

  Cash equivalents are highly liquid investments, including certificates of deposit, government securities and time deposits, with maturities of three months or less at the time of purchase and are stated at estimated fair value or cost. Short-term investments are similar investments with maturities of more than three months but less than one year from the date of purchase. Long-term investments consists of debt securities with maturities greater than one year and equity securities.

  Effective January 1, 1994, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 115, "Accounting for Certain Investments in Debt and Equity Securities." In accordance with the statement, the Company has classified as available for sale, all of its debt and equity securities. These securities are carried at fair value with unrealized gains and losses reported as a separate component of Stockholders' Equity. Prior to the adoption of this statement, cash equivalents and short-term investments were stated at cost. The cost of securities sold is determined by the specific identification method.

              ALEXANDER & ALEXANDER SERVICES INC. & SUBSIDIARIES

 Foreign Currency Translation

  The financial statements of the Company's foreign operations, where the local currency is the functional currency, are translated into U.S. dollars at the exchange rates in effect at each year end for assets and liabilities and average exchange rates during the year for the results of operations. The related unrealized gains or losses resulting from translation are reported as a separate component of Stockholders' Equity.

  Net foreign currency transaction gains, included in operating income, amounted to $5.7 million, $4.8 million and $9 million for the years ended December 31, 1995, 1994 and 1993, respectively.

 Property and Depreciation

  The cost of property and equipment is generally depreciated using the straight-line method over the estimated useful lives of the related assets which range from 3 to 40 years for buildings and 3 to 10 years for equipment. Leasehold improvements are capitalized and amortized over the shorter of the life of the asset or the lease term.

 Intangible Assets

  Intangible assets resulting from acquisitions, principally expiration lists and goodwill, are amortized using the straight-line method over periods not exceeding 17 and 40 years, respectively. The costs of non-compete agreements are amortized using the straight-line method over the terms of the agreements. Amortization of intangible assets included in operating expenses amounted to $12.3 million, $11.9 million and $13 million for the years ended December 31, 1995, 1994 and 1993, respectively.

  The Company periodically evaluates the carrying value of its intangible assets by projecting operating results over the remaining lives of such assets on an undiscounted basis. Such projections take into account past financial performance as well as management's estimate of future operating results.

 Income Taxes

  Effective January 1, 1993, the Company adopted SFAS No. 109, "Accounting for Income Taxes." The adoption of SFAS No. 109 changes the Company's method of accounting for income taxes from the deferred method to an asset and liability method whereby deferred income taxes reflect the net tax effects of temporary differences between the tax bases and financial reporting bases of assets and liabilities.

  Income taxes are generally not provided on undistributed earnings of foreign subsidiaries because they are considered to be permanently invested or will not be repatriated unless any additional federal income taxes would be substantially offset by foreign tax credits.

 Fiduciary Funds

  Premiums which are due from insureds are reported as assets of the Company and as corresponding liabilities, net of commissions, to the insurance carriers. Premiums received from insureds but not yet remitted to the carriers are held as cash or investments in a fiduciary capacity.

 Revenue Recognition

  Commissions and fees for insurance services are generally recognized on the effective date of the policies or the billing date, whichever is later. Any subsequent commission adjustments, including policy cancellations, are generally recognized upon notification from the insurance carriers. Contingent commissions and commissions on policies billed and collected directly by insurance carriers are recognized when received.

               ALEXANDER & ALEXANDER SERVICES INC. & SUBSIDIARIES

  Fees and commissions for human resource management consulting services are generally recognized when the services are provided.

 Per Share Data

  Primary earnings per share are computed by dividing earnings (loss) attributable to common stockholders by the weighted average number of shares of Common Stock and their equivalents (Class A and Class C Common Stock) outstanding during the period and, if dilutive, shares issuable upon the exercise of stock options. The $3.625 Series A Convertible Preferred Stock and the 8% Series B Cumulative Convertible Preferred Stock are not common stock equivalents for primary share computations.

  Fully diluted earnings per share in the first and second quarters and for the full year of 1995 assumes the conversion of the 8% Series B Cumulative Convertible Preferred Stock. In 1995, the $3.625 Series A Convertible Preferred Stock and the 11% Convertible Subordinated Debentures were anti-dilutive for fully diluted earnings per share calculations.

  Fully diluted earnings per share for the 1994 and 1993 periods were anti-dilutive; therefore, the amounts for primary and fully diluted earnings are the same.

 Presentation

  Unless otherwise indicated, all amounts are stated in millions of U.S. dollars. Certain prior period amounts have been reclassified to conform with the current year presentation.

2. ACQUISITIONS AND DISPOSITIONS

 Acquisitions

  On October 12, 1995, the Company acquired most of the U.S. retail insurance broking and consulting business of Jardine Insurance Brokers, Inc. (the JIB acquisition) for a purchase price not to exceed $48.3 million. The Company paid $21.1 million at closing and issued two 6.375% promissory notes totaling $21.2 million with payments of $10.6 million due on April 9 and October 12, 1996, respectively. During the fourth quarter of 1995, the October promissory note was revalued to $8.1 million as a result of certain revenue retention criteria with respect to former JIB offices. The remaining purchase price of approximately $6 million is contingent on the retention of specific accounts over a four-year period ending October 12, 1999. The acquired offices generated revenues of approximately $53 million in 1994.

  The acquisition was accounted for as a purchase. Of the purchase price, $44.3 million has been allocated to identifiable intangible assets (expiration lists) and goodwill. The expiration lists will be amortized over an average of nine years and goodwill will be amortized over twenty years.

  On November 30, 1993, the Company issued 2.3 million shares of its Common Stock for all of the partnership interests of Clay & Partners (Clay), a U.K.- based actuarial consulting operation. This acquisition was accounted for as a pooling of interests. In connection with the merger, the Company recorded $14.4 million as additional paid-in capital representing deferred tax benefits associated with the taxable business combination of Clay.

  Prior to the merger, Clay operated as a partnership. Accordingly, the Company's results for 1993 do not include approximately $2.2 million for partners' salaries or $0.7 million for corporate income taxes. Pro-forma net income (loss) for the Company, assuming partner salaries and corporate income taxes were charged to operations, would have been $28.5 million, or $0.51 per share, in 1993.

               ALEXANDER & ALEXANDER SERVICES INC. & SUBSIDIARIES

  Effective July 1, 1993, the Company acquired an 80 percent interest in a Mexican insurance brokerage company which was accounted for as a purchase. The purchase price was $16.9 million, including a $7.4 million cash payment and notes payable of $9.5 million due in three installments from 1994 to 1996. The excess of the purchase price over the fair value of net tangible assets acquired was approximately $16 million.

  As a result of the devaluation of the Mexican peso, the Company's accumulated translation adjustment balance for its Mexican operations reflected an unrealized loss of $9.5 million and $6.2 million at December 31, 1995 and December 31, 1994, respectively. However, the Company expects to maintain its strategic investment in Mexico for the long-term and further anticipates that its Mexican operation will remain profitable. Accordingly, the Company does not currently consider its investment in Mexico to be impaired.

 Dispositions

  On February 28, 1995, the Company completed the sale of Alexsis Inc., its U.S.-based third party claims administrator for total cash proceeds of $47.1 million resulting in a pre-tax gain of $28.7 million ($18.7 million after-tax or $0.42 per share).

  During 1995, the Company sold three small operations for gross proceeds of $9.1 million resulting in pre-tax gains totaling $1.7 million ($1.1 after-tax or $0.02 per share).

  On November 10, 1994, the Company completed the sale of its U.S.-based personal lines insurance broking business. The total proceeds from the sale were $30.2 million, including $1 million in cash and a note receivable of $29.2 million due in January 1995, with a resulting pre-tax gain of $20.2 million ($12.5 million after-tax or $0.28 per share).

  During 1993, the Company sold three small operations for gross proceeds of $9.6 million. Pre-tax gains of $3.9 million have been recognized on the sales with resulting after-tax gains totaling $2.3 million or $0.05 per share.

  These gains are included in Other Income (Expenses) in the Consolidated Statements of Operations.

  Total revenues and operating income from all of these operations were $12 million, $120.9 million and $128.3 million; and $4.1 million, $10.4 million and $2.5 million, respectively, for the years ended December 31, 1995, 1994 and 1993.

3. RESTRUCTURING AND SPECIAL CHARGES

  In the fourth quarter of 1995, the Company recorded a $17.6 million pre-tax charge ($11.2 million after-tax or $0.25 per share) related primarily to the JIB acquisition. The JIB portion of this charge amounted to $13 million, of which $12.5 million reflects the anticipated costs associated with the abandonment of certain of the Company's office space and the remaining balance reflects the anticipated costs associated with involuntary workforce reductions. The lease liability will be paid through the year 2007. The remaining $4.6 million of the charge primarily represents costs associated with other involuntary workforce reductions in the U.S.

  In the fourth quarter of 1994, management committed to a formal plan of restructuring the Company's operations and recorded a $69 million pre-tax charge ($45.1 million after-tax or $1.03 per share). The restructuring charge included $25.2 million to consolidate real estate space requirements at 48 offices worldwide, and $43.8 million for voluntary early retirement programs and involuntary workforce reductions involving approximately 1,100 positions, of which 650 were in the U.S.

               ALEXANDER & ALEXANDER SERVICES INC. & SUBSIDIARIES

  The involuntary severance portion and voluntary early retirement program amounted to $22.9 million and $20.9 million, respectively. Of these amounts, $8.8 million will be paid from various pension plans of the Company. The Company paid $17.1 million and $5.7 million of the liabilities in 1995 and 1994, respectively, and expects to pay $5.2 million of the liabilities in 1996. The remainder of the liabilities will generally be paid in the form of annuities through the year 2020.

  The charge associated with real estate activities relates to the closure, abandonment and downsizing of office space globally. The costs primarily include remaining lease obligations and write-offs of leasehold improvements and fixed assets. The Company paid $9.3 million and $1.2 million of these liabilities during the years 1995 and 1994, respectively, and has written off assets of $2.7 million during 1995.

  The Company expects to pay $3.8 million of the liability in 1996. The remainder of the liability will be paid out over the remaining lease periods, which extend through the year 2009.

  In the fourth quarter of 1994, the Company recorded pre-tax special charges of $69.7 million ($45.3 million after-tax or $1.03 per share). These charges, which are reflected in non-operating results, include a $32.5 million settlement in January 1995 which resolved certain indemnification obligations relating to the 1987 sale of Shand Morahan & Company (Shand) and a $37.2 million increase to the Company's pre-existing reserves, based on settlement discussions which led to a March 1995 settlement agreement with the rehabilitator of Mutual Fire, Marine & Inland Insurance Company, (Mutual Fire). See Note 14 of Notes to Financial Statements.

4. OTHER INCOME (EXPENSES)

  Other income (expenses) consists of the following:

                                                            FOR THE YEARS
                                                          ENDED DECEMBER 31,
                                                          --------------------
                                                          1995   1994    1993
                                                          -----  -----  ------
      Gains on sales of businesses (See Note 2).......... $30.4  $20.2  $  3.9
      Litigation costs...................................  (0.1)  (9.1)  (20.2)
      Other..............................................   2.4   (0.2)    0.7
                                                          -----  -----  ------
                                                          $32.7  $10.9  $(15.6)
                                                          =====  =====  ======

  Litigation costs are associated primarily with the Mutual Fire lawsuit described in Note 14 of Notes to Financial Statements as well as a 1993 settlement of certain other litigation matters.

5. INCOME TAXES

  Effective January 1, 1993, the Company adopted SFAS No. 109, "Accounting for Income Taxes." The cumulative effect of adopting this standard increased 1993 net income by $3.3 million or $0.08 per share. Tax benefits of $3.2 million were also allocated to paid-in capital representing the difference in the tax bases over the book bases of the net assets of taxable business combinations accounted for as pooling of interests. These benefits would have been recognized at the respective dates of combination if SFAS No. 109 had been applied at that time.

  The components of income (loss) from continuing operations before income taxes are as follows:

                                                          FOR THE YEARS ENDED
                                                             DECEMBER 31,
                                                         ----------------------
                                                          1995   1994     1993
                                                         ------ -------  ------
      United States..................................... $ 37.4 $(200.9) $(74.2)
      International.....................................  118.6    54.1   106.1
                                                         ------ -------  ------
                                                         $156.0 $(146.8) $ 31.9
                                                         ====== =======  ======

               ALEXANDER & ALEXANDER SERVICES INC. & SUBSIDIARIES

  The components of the provision (benefit) for income taxes on continuing operations are as follows:

                                                          FOR THE YEARS ENDED
                                                             DECEMBER 31,
                                                          ---------------------
                                                           1995    1994   1993
                                                          ------  ------  -----
      Current:
        Federal.......................................... $(17.7) $  1.7  $(0.2)
        State and local..................................    1.9    (0.7)  (0.8)
        International....................................   40.7    33.9   34.9
                                                          ------  ------  -----
                                                            24.9    34.9   33.9
                                                          ------  ------  -----
      Deferred:
        Federal..........................................   28.7   (67.3) (28.7)
        State and local..................................    --     (3.6)  (2.0)
        International....................................    7.3    (6.6)   3.2
                                                          ------  ------  -----
                                                            36.0   (77.5) (27.5)
                                                          ------  ------  -----
                                                          $ 60.9  $(42.6) $ 6.4
                                                          ======  ======  =====

  A reconciliation of the tax provision and the amount computed by applying the U.S. federal income tax rate of 35% to income (loss) from continuing operations before income taxes is as follows:

                                                             FOR THE YEARS
                                                           ENDED DECEMBER 31,
                                                           --------------------
                                                           1995    1994   1993
                                                           -----  ------  -----
      Computed "expected" tax expense (benefit)..........  $54.6  $(51.4) $11.2
      State and local income taxes--net of federal income
       tax...............................................    1.2    (1.6)  (1.9)
      Foreign statutory rates under U.S. federal statu-
       tory rate.........................................   (0.4)   (2.8)  (2.9)
      Foreign partnership income not taxed...............    --      --    (1.9)
      Tax benefit of capital losses......................    --      --    (3.5)
      Tax rate changes...................................    --      --    (1.2)
      Adjustment to prior year tax provisions............    --      --    (2.9)
      Amortization of intangible assets..................    2.6     2.6    2.5
      U.S. federal income tax on foreign earnings, net of
       credits...........................................    0.9     0.5    3.3
      Other non-deductible expenses......................    4.2     7.5    4.1
      Other, net.........................................   (2.2)    2.6   (0.4)
                                                           -----  ------  -----
        Actual tax expense (benefit).....................  $60.9  $(42.6) $ 6.4
                                                           =====  ======  =====

  Federal income taxes have not been provided on undistributed earnings of foreign subsidiaries which aggregated approximately $364.6 million at December 31, 1995, because such earnings are permanently invested or will not be repatriated unless any additional income taxes would be substantially offset by foreign tax credits. It is not practicable to determine the amount of unrecognized deferred income tax liabilities on these undistributed earnings.

  Deferred income taxes reflect the net tax effects of temporary differences between the carrying value of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes as well as loss and tax credit carryforwards.

               ALEXANDER & ALEXANDER SERVICES INC. & SUBSIDIARIES

  The following is a summary of the significant components of the Company's gross deferred tax assets and liabilities:

                                                                    AS OF
                                                                 DECEMBER 31,
                                                                 -------------
                                                                 1995    1994
                                                                 -----  ------
      Deferred tax assets:
        Deferred compensation................................... $ 9.2  $ 10.2
        Restructuring charges...................................  11.0    19.6
        Shand/Mutual Fire reserves..............................   --     30.9
        Capital loss carryforwards..............................  13.2    16.7
        Net operating loss and tax credit carryforwards.........  63.1    63.6
        Business combinations...................................  16.5    17.1
        Other accruals not currently deductible.................  78.6    81.5
                                                                 -----  ------
                                                                 191.6   239.6
        Less: Valuation allowance............................... (35.2)  (36.7)
                                                                 -----  ------
          Total deferred tax assets............................. 156.4   202.9
                                                                 -----  ------
      Deferred tax liabilities:
        Deferred commissions....................................   8.6     9.6
        Depreciation............................................   2.2     3.0
        Gains on settlement of pension liabilities, net of
         accruals...............................................  22.7    19.7
        Gain on sale of personal lines business.................   --     11.3
        Tax leases..............................................  10.5    13.9
        Other accruals..........................................  15.3     8.7
                                                                 -----  ------
          Total deferred tax liabilities........................  59.3    66.2
                                                                 -----  ------
          Net deferred tax asset................................ $97.1  $136.7
                                                                 =====  ======

  The deferred tax balances shown in the Consolidated Balance Sheets are after reclassification of the above amounts within the various jurisdictions in which the Company operates.

  As of December 31, 1995, the Company has a U.S. federal net operating loss carryforward of $45 million which expires in the year 2009 and U.S. state net operating loss carryforwards totaling $224.9 million which expire in various years through 2010. The Company also has U.S. federal foreign tax credit carryforwards of $11.8 million which expire in years 1998 through 2000, and U.S. federal alternative minimum tax credits of $7.5 million which can be carried forward indefinitely. In addition, the Company has foreign net operating loss and capital loss carryforwards for tax purposes of $12.2 million and $31.3 million, respectively, which can be carried forward indefinitely and approximately $7 million of foreign net operating losses which expire in various years through 2009.

  The Company expects that sufficient taxable income will be generated in future years to realize the U.S. federal net operating loss and tax credit carryforwards and, therefore, the Company believes that a valuation allowance is not necessary for these amounts. The $35.2 million valuation allowance at December 31, 1995 relates primarily to foreign and U.S. state net operating loss and capital loss carryforwards. The valuation allowance decreased by a net amount of $1.5 million in 1995, of which $3.5 million relates to a decrease in foreign capital loss carryforwards and $2 million to increases in foreign and U.S. state net operating losses.

  Although future earnings cannot be predicted with certainty, management currently believes that realization of the net deferred tax asset is more likely than not. The net U.S. deferred tax asset would be realized with average future annual earnings equivalent to 1995 results, excluding nonrecurring items and sold subsidiaries and businesses.

               ALEXANDER & ALEXANDER SERVICES INC. & SUBSIDIARIES

  During 1994, the Company was advised that the Joint Committee on Taxation had approved the agreement reached in 1993 by the Company and the Appeals Office of the Internal Revenue Service (IRS) on settlement of tax issues with respect to years 1980 through 1986. Also during 1994, the Company reached an agreement with the IRS on settlement of the examination of years 1987 through 1989. On February 28, 1995, the Company paid the amounts due for such years and charged the tax and net interest totaling $35.6 million against previously established reserves.

  The Company is currently under examination by the IRS for years 1990 and 1991. In 1994, the Company received a Notice of Proposed Adjustment from the IRS proposing an increase in taxable income for the 1991 year which, if sustained, would result in an additional tax liability estimated by the Company at $50 million, excluding interest and penalties. This proposed adjustment relates to intercompany transactions involving the stock of a U.K. subsidiary.

  The Company disagrees with the proposed adjustment and has requested advice from the IRS National Office on this issue. The Company currently believes that the National Office review should be completed in the first half of 1996. Although the ultimate outcome of the matter cannot be predicted with certainty, the Company and its independent tax counsel believe there are substantial arguments in support of the Company's position and that the Company should prevail in the event that the issue were to be litigated.

  A similar set of transactions occurred in 1993. Depending on the outcome of the IRS National Office review of the 1991 issue, the IRS could propose an increase in 1993 taxable income which would result in an additional tax liability estimated by the Company at $25 million, excluding interest and penalties. The Company's 1993 tax return is not currently under examination. The Company believes it should prevail in the event this similar issue is raised by the IRS. Accordingly, no provision for any liability with respect to the 1991 and 1993 transactions has been made in the consolidated financial statements.

  The Company believes that its current tax reserves are adequate to cover all of its tax liabilities.

6. DISCONTINUED OPERATIONS

  In 1985, the Company discontinued its insurance underwriting operations. In 1987, the Company sold Sphere Drake Insurance Group (Sphere Drake). The Sphere Drake sales agreement provides indemnities by the Company to the purchaser for various potential liabilities including provisions covering future losses on certain insurance pooling arrangements from 1953 to 1967 between Sphere Drake and Orion Insurance Company (Orion), a U.K.-based insurance company, and future losses pursuant to a stop-loss reinsurance contract between Sphere Drake and Lloyd's Syndicate 701 (Syndicate 701). In addition, the sales agreement requires the Company to assume any losses in respect of actions or omissions by Swann & Everett Underwriting Agency (Swann & Everett), an underwriting management company previously managed by Alexander Howden Group Limited (Alexander Howden).

  The net liabilities of discontinued operations shown in the accompanying Consolidated Balance Sheets include insurance liabilities associated with the above indemnities, liabilities of insurance underwriting subsidiaries currently in run-off and other related liabilities.

               ALEXANDER & ALEXANDER SERVICES INC. & SUBSIDIARIES

  A summary of the net liabilities of discontinued operations is as follows:

                                                                       AS OF
                                                                   DECEMBER 31,
                                                                   -------------
                                                                    1995   1994
                                                                   ------ ------
      Liabilities:
        Insurance liabilities....................................  $257.1 $277.6
        Other....................................................    14.9   31.4
                                                                   ------ ------
            Total liabilities....................................   272.0  309.0
                                                                   ------ ------
      Assets:
        Recoverable under finite risk contracts:
          Insurance liabilities..................................   126.4  135.7
          Premium adjustment.....................................     9.8   10.8
        Reinsurance recoverables.................................    51.6   64.2
        Cash and investments.....................................    27.2   23.6
        Other....................................................     9.3   10.9
                                                                   ------ ------
            Total assets.........................................   224.3  245.2
                                                                   ------ ------
      Total net liabilities of discontinued operations...........    47.7   63.8
      Less current portion classified as other accrued expenses..    14.3    7.0
                                                                   ------ ------
      Remainder classified as net liabilities of discontinued op-
       erations..................................................  $ 33.4 $ 56.8
                                                                   ====== ======

  The insurance liabilities represent estimates of future claims expected to be made under occurrence-based insurance policies and reinsurance business written through Lloyd's and the London market covering primarily asbestosis, environmental pollution, and latent disease risks in the United States which are coupled with substantial litigation expenses. These claims are expected to develop and be settled over the next twenty to thirty years.

  Liabilities stemming from these claims cannot be estimated using conventional actuarial reserving techniques because the available historical experience is not adequate to support the use of such techniques and because case law, as well as scientific standards for measuring the adequacy of site clean-up (both of which have had, and will continue to have, a significant bearing on the ultimate extent of the liabilities) is still evolving. Accordingly, the Company's independent actuaries have combined available exposure information with other relevant industry data and have used various projection techniques to estimate the insurance liabilities, consisting principally of incurred but not reported losses.

  In 1994, Orion which has financial responsibility for sharing certain of the insurance pool liabilities, was placed in provisional liquidation by order of the English Courts. Based on current facts and circumstances, the Company believes that the provisional liquidation will not have a material adverse effect on the net liabilities of discontinued operations.

  The Company has certain protection against adverse developments of the insurance liabilities through two finite risk contracts issued by Centre Reinsurance (Bermuda) Limited (reinsurance company). A contract entered into in 1989 provides the insurance underwriting subsidiaries currently in run-off with recoveries of recorded liabilities of $76 million, and for up to $50 million of additional recoveries in excess of those liabilities subject to a deductible for one of the run-off companies of $15 million. At December 31, 1995, based on an estimate by an independent actuarial firm, the Company had recorded $13.5 million of the deductible.

  On July 1, 1994, the Company entered into an insurance-based financing contract (finite risk contract) with the reinsurance company providing protection primarily for exposures relating to Orion, Syndicate 701 and Swann & Everett. The contract provided for the payment by the Company of $80 million, $50 million of which

               ALEXANDER & ALEXANDER SERVICES INC. & SUBSIDIARIES was borrowed from the reinsurance company, and for payment by the Company of the first $73 million of paid claims. The contract entitles the Company to recover paid claims in excess of the Company's $73 million retention. At December 31, 1995, recoveries were limited to $115.2 million, which includes the Company's payment of $80 million. In addition, commencing December 31, 1996, depending on the timing and amount of paid loss recoveries under the contract, the Company may be entitled to receive a payment from the reinsurance company in excess of the amounts recovered for paid losses if the contract is terminated. The contract is accounted for under the deposit method of accounting and the accounting requirements for discontinued operations.

  The Company's right to terminate the contract entered into in 1994 is subject to the consent of American International Group, Inc. (AIG) as long as AIG is the holder of certain shares of the Company's stock. In addition, the reinsurance company also has the right, under certain circumstances, all of which are under the Company's control, to terminate that contract.

  The insurance liabilities set forth above represent the Company's best estimates of the probable liabilities based on independent actuarial estimates. The recoverable amounts under the finite risk contracts, which are considered probable of realization based on independent actuarial estimates of losses and pay-out patterns, represent the excess of such liabilities over the Company's retention levels. The premium adjustment represents the recoverable amount considered probable of realization at the earliest date the Company can exercise its right to terminate the finite risk contract covering the insurance underwriting subsidiaries currently in run-off.

  Changes in the total net liabilities of discontinued operations are as follows:

                                                          FOR THE YEARS ENDED
                                                             DECEMBER 31,
                                                          ---------------------
                                                          1995    1994    1993
                                                          -----  ------  ------
      Beginning balance.................................. $63.8  $113.5  $102.4
      Provisions for loss................................   --     28.9     --
      Litigation settlement..............................   --      --     22.3
      Net cash proceeds on the zero coupon notes.........   --      5.0     --
      Claims and expense payments........................  (7.3)   (7.0)  (11.9)
      Payment for a finite risk contract.................   --    (80.0)    --
      Net capital infusion...............................  (3.0)    --      --
      Tax settlement.....................................  (5.8)    --      --
      Other..............................................   --      3.4     --
      Translation adjustment.............................   --      --      0.7
                                                          -----  ------  ------
        Ending balance................................... $47.7  $ 63.8  $113.5
                                                          =====  ======  ======

  The 1994 provision for loss of $28.9 million includes a $6 million charge associated with the 1994 finite risk contract, a $20.9 million charge relating to an agreement that resolved certain indemnity obligations to Sphere Drake and a $2 million charge recorded in the fourth quarter of 1994 related to other liabilities. Under terms of the Sphere Drake agreement, the Company received a cash payment of $5 million in settlement of the zero coupon notes receivable and related indemnities as well as certain income tax liabilities.

  While the insurance liabilities set forth above represent the Company's best estimate of the probable liabilities within a range of independent actuarial estimates of reasonably probable loss amounts, there is no assurance that further adverse development may not occur due to variables inherent in the estimation processes and other matters described above. Based on independent actuarial estimates of a range of reasonably possible

               ALEXANDER & ALEXANDER SERVICES INC. & SUBSIDIARIES loss amounts, liabilities could exceed recorded amounts by approximately $170 million. However, in the event of such adverse development, based on independent actuarial estimates of pay-out patterns, up to approximately $130 million of this excess would be recoverable under the finite risk contracts.

  The Company believes that, based on current estimates, the established total net liabilities of discontinued operations are sufficient to cover its exposures.

7. EMPLOYEES' RETIREMENT PLANS AND BENEFITS

 Pension Plans

  The Company has contributory and non-contributory defined benefit pension plans covering substantially all employees. The plans generally provide pension benefits that are based on the employee's years of service and compensation prior to retirement. In general, it is the Company's policy to fund these plans consistent with the laws and regulations of the respective jurisdictions in which the Company operates.

  Total pension costs are summarized as follows:

                                                         FOR THE YEARS ENDED
                                                            DECEMBER 31,
                                                        -----------------------
                                                         1995     1994    1993
                                                        -------  ------  ------
      Service cost..................................... $  23.8  $ 38.8  $ 29.5
      Interest cost....................................    46.2    43.4    38.4
      Actual return on plan assets.....................  (127.9)   22.7   (73.4)
      Net amortization and deferral....................    55.8   (99.7)    7.4
                                                        -------  ------  ------
        Net pension costs (credit)..................... $  (2.1) $  5.2  $  1.9
                                                        =======  ======  ======

  During the first quarter of 1995, the Company realized a pension curtailment gain of $4.4 million due to the sale of Alexsis Inc. (see Note 2 of Notes to Financial Statements).

  The following table sets forth the funded status and amounts recognized in the Company's Consolidated Balance Sheets:

                                                 AS OF DECEMBER 31,
                                         --------------------------------------
                                               1995                1994
                                         ------------------  ------------------
                                          U.S.      INT'L     U.S.      INT'L
                                         -------  ---------  -------  ---------
      Vested benefit obligation........  $ 289.5  $   277.1  $ 199.1  $   247.1
                                         =======  =========  =======  =========
      Accumulated benefit obligation...  $ 299.6  $   278.5  $ 223.3  $   248.7
                                         =======  =========  =======  =========
      Projected benefit obligation.....  $(351.8) $  (298.9) $(271.6) $  (270.3)
      Plan assets at fair market value.    344.5      427.1    289.3      383.7
                                         -------  ---------  -------  ---------
      Excess (shortfall) of plan assets
       over projected benefit obliga-
       tion............................     (7.3)     128.2     17.7      113.4
      Unrecognized net loss (gain).....     18.2      (33.5)    (5.5)     (26.8)
      Unrecognized prior service cost..      0.1       (6.2)    (1.3)      (6.6)
      Unrecognized net assets being am-
       ortized over the plans' average
       remaining service lives.........    (11.6)     (26.9)   (14.0)     (29.4)
                                         -------  ---------  -------  ---------
      Prepaid (accrued) pension cost...  $  (0.6) $    61.6  $  (3.1) $    50.6
                                         =======  =========  =======  =========
      Assumptions used were as follows:
      Assumed discount rate............      7.0%   6.0-9.0%     8.5%   6.5-9.5%
      Assumed rate of compensation in-
       crease..........................      4.5%   3.5-5.0%     5.0%   3.5-5.0%
      Expected rate of return on plan
       assets..........................     9.75% 7.0-10.75%    9.75% 7.0-10.25%

              ALEXANDER & ALEXANDER SERVICES INC. & SUBSIDIARIES

  At December 31, 1995 and 1994, approximately 75 percent and 76 percent, respectively, of all plan assets are invested in equity securities and 25 percent and 24 percent, respectively, in cash equivalents and/or fixed-income securities.

 Thrift Plans

  The Company maintains thrift plans for most U.S. and Canadian employees. Under the thrift plans, eligible employees may contribute amounts through payroll deduction, supplemented by Company contributions, for investments in various funds established by the plans. The cost of these plans was $9.1 million in 1995, $11.9 million in 1994 and $11.3 million in 1993.

 Postretirement Benefits

  The Company adopted SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions," effective January 1, 1993 for its U.S. plans and effective January 1, 1995 for its international plans. This statement requires the Company to accrue the estimated cost of future retiree benefit payments during the years the employee provides services. The Company previously expensed the cost of these benefits, which are principally health care and life insurance, as premiums or claims were paid. The statement allowed recognition of the cumulative effect of the liability in the year of the adoption or the amortization of the obligation over a period of up to twenty years. The Company elected to recognize the initial postretirement benefit obligation of $14 million and $5.9 million for its U.S. plans and international plans, respectively, over a period of twenty years.

  Total postretirement benefit costs are summarized as follows:

                                                               FOR THE YEARS
                                                               ENDED DECEMBER
                                                                    31,
                                                              -----------------
                                                                 1995      1994
                                                              ------------ ----
                                                              U.S.   INT'L U.S.
                                                              -----  ----- ----
      Service cost........................................... $ 0.5  $0.3  $0.8
      Interest cost..........................................   1.5   0.6   1.5
      Actual return on plan assets...........................  (0.6)  --    0.2
      Net amortization and deferral..........................   1.0   0.3   0.6
                                                              -----  ----  ----
        Net postretirement costs............................. $ 2.4  $1.2  $3.1
                                                              =====  ====  ====

              ALEXANDER & ALEXANDER SERVICES INC. & SUBSIDIARIES

  The following table sets forth the funded status and amounts recognized in the Company's consolidated financial statements:

                                                     AS OF DECEMBER 31,
                                               --------------------------------
                                                       1995             1994
                                               ---------------------  ---------
                                                 U.S.       INT'L       U.S.
                                               --------  -----------  ---------
      Accumulated postretirement benefit ob-
       ligation:
        Retirees.............................  $  (14.0) $      (2.9) $   (11.0)
        Fully eligible active participants...      (1.9)        (1.0)      (3.1)
        Other active participants............      (5.3)        (2.8)      (5.4)
                                               --------  -----------  ---------
                                                  (21.2)        (6.7)     (19.5)
      Plan assets at fair market value.......       5.8          --         5.4
                                               --------  -----------  ---------
      Accumulated benefit obligation in
       excess of plan assets.................     (15.4)        (6.7)     (14.1)
      Unrecognized net obligation............       8.7          5.7       11.7
      Unrecognized net loss..................       2.8          0.2        1.9
                                               --------  -----------  ---------
      Accrued postretirement benefit liabili-
       ty....................................  $   (3.9) $      (0.8) $    (0.5)
                                               ========  ===========  =========
      Assumptions used were as follows:
      Assumed discount rate..................       7.0%     8.5-9.0%       8.5%
      Assumed rate of compensation increase..       4.5%     4.0-5.0%       4.5%
      Expected rate of return on plan assets.      5.75%         --        5.75%
      Assumed medical trend rate-1996 and af-
       ter...................................  9 to 5.5% 11.5 to 7.5% 10 to 5.5%
      The amount of a 1% increase in assumed
       trend rate on:
         Aggregate of service and interest
          cost...............................  $    0.2  $       0.2  $     0.2
         Accumulated postretirement benefit
          obligation.........................       1.2          0.9        1.2
                                               ========  ===========  =========

  During the first quarter of 1995, the Company incurred a postretirement curtailment loss of $2.8 million due to the sale of Alexsis Inc.

 Postemployment Benefits

  Effective January 1, 1994, the Company adopted SFAS No. 112, "Employers Accounting for Postemployment Benefits." This statement requires that certain benefits provided to former or inactive employees after employment but prior to retirement, including disability benefits and health care continuation coverage, be accrued based upon the employees' services already rendered. The cumulative effect of this accounting change was an after-tax charge of $2.6 million or $0.06 per share in the first quarter of 1994.

 Deferred Compensation Plan

  The Company has a deferred compensation plan which permitted certain of its key officers and employees to defer a portion of their incentive compensation during 1986 to 1989. The Company has purchased whole life insurance policies on each participant's life to assist in the funding of the deferred compensation liability. At December 31, 1995, the cash surrender value of these policies was $0.6 million, which is net of $44.9 million of policy loans. The Company's obligation under the plan, including accumulated interest, was $16 million and $16.2 million at December 31, 1995 and 1994, respectively, and is included in Other Long-Term Liabilities in the Consolidated Balance Sheets.

               ALEXANDER & ALEXANDER SERVICES INC. & SUBSIDIARIES

8. DEBT

  Consolidated short-term debt outstanding is as follows:

                                                              AS OF DECEMBER 31,
                                                              -------------------
                                                                 1995     1994
                                                              --------- ---------
      Lines of credit........................................ $     0.1     $0.7
      Notes payable (A)......................................      19.0      0.3
                                                              --------- --------
                                                                  $19.1     $1.0
                                                              ========= ========

  The weighted average interest rate on short-term borrowings was 6.5 percent and 7.0 percent at December 31, 1995 and 1994, respectively.

  Consolidated long-term debt outstanding is as follows:

                                                                     AS
                                                              OF DECEMBER 31,
                                                              -----------------
                                                                 1995     1994
                                                              --------  -------
      11% Convertible subordinated debentures (B)............ $    --   $  60.2
      Notes payable (C)......................................     77.5     50.0
      Obligations under capital leases (D)...................     24.2     22.1
      Term loans (E).........................................      --      10.0
      Credit agreement (F)...................................     30.0      --
      Other..................................................      3.8      7.5
                                                              --------  -------
                                                                 135.5    149.8
      Less current portion...................................     (9.3)   (17.1)
                                                              --------  -------
                                                               $ 126.2  $ 132.7
                                                              ========  =======

  The principal payments required during the next five years are $9.3 million in 1996, $18 million in 1997, $47.8 million in 1998, $17.4 million in 1999, and
$15.9 million in 2000.

 A. Current Notes Payable

  In connection with the JIB acquisition on October 12, 1995, the Company issued two 6.375% promissory notes totaling $21.2 million with payments of $10.6 million due on April 9 and October 12, 1996, respectively. During the fourth quarter of 1995, the October promissory note was revalued to $8.1 million in accordance with the revenue retention criteria for the former JIB offices stipulated in the purchase agreement. (See Note 2 of Notes to Financial Statements.)

 B. 11% Convertible Subordinated Debentures

  On October 13, 1995, the Company redeemed all $60.2 million of its outstanding 11% Convertible Subordinated Debentures due 2007 together with accrued interest and a $0.9 million redemption premium. This redemption was primarily funded by the Company through the borrowing of $60 million under its revolving long-term credit facility. (See Item F.)

 C. Notes Payable

  As a result of the Mutual Fire settlement as described in Note 14 of Notes to Financial Statements, the Company issued a $35 million zero coupon note in March 1995. Using a discount rate of 9.3%, the present value of the note was recorded as a $25.9 million long-term debt obligation. The note is payable in six annual installments, commencing April 1, 1996. The carrying value of the outstanding principal balance, including imputed interest, of the note payable at December 31, 1995 was $27.5 million.

               ALEXANDER & ALEXANDER SERVICES INC. & SUBSIDIARIES

  In January 1995, the Company negotiated the settlement of certain obligations relating to the 1987 sale of Shand. Under the terms of the settlement, the Company paid $14 million in cash, issued a five year interest bearing note in the principal amount of $14 million, which was pre-paid in June 1995, and paid a net contingent obligation of $4.5 million.

  In July 1994, the Company borrowed $50 million from the reinsurance company that executed a finite risk contract relating to the Company's discontinued operations. The note is payable in five equal annual installments, commencing July 1, 1997, and bears interest at a rate of 9.45 percent. If the Company defaults on the borrowing, the reinsurance company may utilize the note to settle reinsurance claims under the finite risk contract.

 D. Obligations Under Capital Leases

  The Company's obligations under capital leases consists primarily of lease agreements for office facilities. Future minimum lease payment obligations are approximately $2.7 million for each of the next five years and an aggregate of $24.2 million thereafter.

 E. Term Loans

  In March 1995, a U.S. subsidiary prepaid an unsecured $10 million term loan with a bank which was due August 1995.

 F. Credit Agreement

  On March 27, 1995, the Company's then existing credit agreement was replaced by a new $200 million three-year facility with various banks which expires in March 1998. The agreement provides for unsecured borrowings and for the issuance of up to $100 million of letters of credit, and contains various covenants, including minimum consolidated tangible net worth, maximum leverage and minimum cash flow requirements. The Company currently believes that the covenant regarding minimum cash flow coverage is the most restrictive. The covenant requires that the Company's ratio of profits before taxes, interest expense and depreciation and amortization to interest expense and cash dividends exceed 4.25 at all times. The Company's ratio was 6.85 at December 31, 1995. In addition, the occurrence of a "Special Event" under the terms of the Series B convertible preferred stock purchase agreement, which, if not waived, would constitute an event of default under the new agreement. (See Note 10 of Notes to Financial Statements.) Interest rates charged on amounts drawn on this credit agreement are dependent upon the Company's credit ratings, the duration of the borrowings and the Company's choice of one of a number of published rates, including the prime lending rate, certificate of deposit rates, the federal funds rate and LIBOR.

  During the second quarter of 1995, the Company arranged a $10 million letter of credit under the agreement. On October 13, 1995, the Company borrowed $60 million under the agreement to fund the redemption of its outstanding 11% Convertible Subordinated Debentures due 2007. In December 1995, the Company repaid $30 million of its long-term revolving credit agreement borrowings. The interest rate on the remaining $30 million is 6.3125 percent as of December 31, 1995. The Company borrowed $10 million under this agreement in January 1996 and an additional $20 million in February 1996.

  Supplementing the credit agreement, the Company has unsecured lines of credit available for general corporate purposes totaling $87.9 million of which $87.8 million were unused as of December 31, 1995. These lines consist of uncommitted facilities principally in the U.K. and Canada. If drawn, the lines bear interest at market rates and carry annual fees of not greater than 1/2 percent of the line.

               ALEXANDER & ALEXANDER SERVICES INC. & SUBSIDIARIES

9. STOCK OPTION AND INCENTIVE PLANS

 Long-Term Incentive Awards

  The Company's 1995 Long-Term Incentive Plan (1995 LTIP) was approved by stockholders at the 1995 annual meeting of stockholders and became effective on May 18, 1995. The 1995 LTIP includes grants in the form of non-qualified stock options and incentive stock options, stock appreciation rights, restricted stock awards, bonus equity awards, performance share/unit awards and other stock based awards.

  As of the effective date of the 1995 LTIP, the Company had awards outstanding under the 1988 Long-Term Incentive Compensation Plan (1988 Plan) and under the 1982 Employee Stock Option Plan (1982 Plan). Awards outstanding under the 1988 Plan include stock options, stock appreciation rights and restricted stock. Only stock option awards are outstanding under the 1982 Plan. At December 31, 1995, 4,226,067 shares of common stock were available for issuance. This amount includes 538,761 shares available under the 1988 Plan.

  Stock options may be granted at a price not less than the fair market value of the Common Stock on the date the option is granted and, with respect to incentive stock options, must be exercised not later than 10 years from date of grant and, with respect to non-qualified options, must be exercised not later than 10 years and one day from date of grant. The 1995 LTIP also provides for replacement options for a limited number of key executives. In December 1995, the Company exchanged 1,358,300 stock options ranging in a per-share exercise price of $24.50 to $23.13 for stock options having an exercise price of $19.63.

  The Company will adopt SFAS No. 123, "Accounting for Stock Based Compensation," in December 1996. The Company has elected to continue to measure compensation costs using APB Opinion No. 25 and accordingly will provide the disclosures required by SFAS No 123.

  Stock option transactions were as follows:

                                                         NUMBER    OPTION PRICE
                                                           OF        PER SHARE
                                                         SHARES        RANGE
                                                       ----------  -------------
      Outstanding,
       January 1, 1993................................  2,925,055  $17.75-$38.63
        Granted.......................................    488,500   26.00- 27.63
        Exercised.....................................    (93,948)  17.75- 25.38
        Canceled......................................   (188,307)
                                                       ----------  -------------
      Outstanding,
       December 31, 1993..............................  3,131,300  $17.75-$38.63
        Granted.......................................  2,361,500   14.19- 20.63
        Exercised.....................................     (5,375)         17.75
        Canceled......................................   (503,320)
                                                       ----------  -------------
      Outstanding,
       December 31, 1994..............................  4,984,105  $14.19-$38.63
        Granted.......................................  3,006,100   19.63- 25.63
        Exercised.....................................     (7,685)  17.75- 23.13
        Canceled...................................... (1,841,136)
                                                       ----------  -------------
      Outstanding,
       December 31, 1995..............................  6,141,384  $14.19-$38.63
                                                       ==========  =============

               ALEXANDER & ALEXANDER SERVICES INC. & SUBSIDIARIES

  The number of options exercisable at December 31 were as follows:

             1995........................... 2,592,525
             1994........................... 2,197,405
             1993........................... 2,231,301

  Stock appreciation rights may be granted alone or in conjunction with a stock option at a price not less than the fair market value of the Common Stock at date of grant. Upon exercise of a stock appreciation right, the participant will receive cash, Common Stock or a combination thereof equal to the excess of the market value over the exercise price of the stock appreciation right. Exercise of either the right or the stock option will result in the surrender of the other.

  Restricted stock awards may be granted which limit the sale or transfer of the shares until the expiration of a specified time period. With certain specified exceptions, such awards are subject to forfeiture if the participant does not remain in the employ of the Company until the end of the restricted time period. A maximum of 940,000 shares may be issued under the 1995 LTIP. There were 202,798 shares, 308,500 shares, and 60,000 shares of restricted stock, excluding BEP Awards (described below), issued in 1995, 1994 and 1993, respectively. In addition to awards made under the 1988 Plan in 1994, 271,307 shares of restricted stock were awarded to an executive officer to offset the loss of certain benefits from the executive's prior employer when the executive joined the Company.

  Bonus equity program awards (BEP Awards) may be granted based on a percentage of the cash incentive compensation otherwise payable to a participant under any compensation program of the Company. The size of the BEP Award is determined by formula. The number of shares of Common Stock is determined by dividing the dollar amount designated for the award by the fair market value (based on a five-day average of the Common Stock closing price) discounted by up to 25 percent. Shares subject to the BEP Award are restricted as to transfer (generally for a period of up to three years) and are subject to forfeiture should the participant terminate employment for reasons other than death, disability or retirement during the restricted period. No BEP Awards were granted in 1995, 1994 and 1993.

  Performance share/unit awards may be granted based upon specified performance criteria. Upon achievement of the performance share/unit criteria, the participant will receive cash, Common Stock or a combination thereof equal to the award. There were no performance share/unit awards made in 1995 or 1993 and 23,000 awards were made in 1994.

 Performance Bonus Plan for Executive Officers.

  The Company's Performance Bonus Plan for Executive Officers (Performance Bonus Plan) was approved by stockholders at the 1995 annual meeting of stockholders and became effective as of January 1, 1995.

  The Performance Bonus Plan establishes certain performance criteria for determining the maximum amount of bonus compensation, including BEP Awards, for those executive officers who, on the last day of the Company's taxable year, consist of the chief executive officer and the four most highly compensated executive officers and whose compensation is deductible in the U.S. (Covered Employees). The Performance Bonus Plan is designed to comply with Section 162(m) of the Internal Revenue Code of 1986, which is effective for the tax year commencing 1995, and which limits the tax deductibility by the Company of annual compensation paid to Covered Employees in excess of $1 million, except to the extent such compensation is paid pursuant to the performance criteria established by the Performance Bonus Plan. For 1995, the compensation paid to the one Covered Employee eligible under the Performance Bonus Plan, should be fully deductible to the Company.

               ALEXANDER & ALEXANDER SERVICES INC. & SUBSIDIARIES

 Employee Discount Stock Purchase Plan

  The Company's 1995 Employee Discount Stock Purchase Plan (Employee Purchase
Plan) was approved by stockholders at the 1995 annual meeting of stockholders and became effective as of July 1, 1995. Eligible U.S. employees may purchase up to an aggregate of 750,000 shares of the Company's Common Stock, at a price equal to the lower of the closing price of the Common Stock reported on the New York Stock Exchange at the beginning or end of the offering period, discounted by up to 15 percent.

  Shares purchased are limited to the number of shares that can be purchased by the aggregate amount deducted from the participant's salary during a 6-month purchase period. Shares of Common Stock purchased under the Employee Purchase Plan must remain in an employee's account for one year after the purchase date.

  As of December 31, 1995, 81,994 shares of Common Stock were issued under the 1995 Employee Purchase Plan, at a weighted average price of $16.15 per share. At December 31, 1995, there were 668,006 shares available for issuance under the Employee Purchase Plan.

  In January 1996, the Company commenced offering to eligible employees outside the U.S., the opportunity to participate in an international employee discount stock purchase plan (Plan). At the end of the 5-year offering period, participants can elect to purchase from the contributions saved, shares of the Company's Common Stock at a 15 percent discount of the closing price of the Common Stock reported on the New York Stock Exchange on the first date of the 5-year offering period. Non-U.S. employees who are "executive officers" of the Company, as that term is defined pursuant to Section 16 of the Securities Exchange Act of 1934, participate in a subplan of the Employee Purchase Plan on terms similar to the Plan.

 Non-Employee Director Deferred Stock Ownership Plan

  The Company's Non-Employee Director Deferred Stock Ownership Plan ("NEDD Plan") was approved by stockholders at the 1995 annual meeting of stockholders and became effective as of January 1, 1995.

  Under the NEDD Plan each non-employee director of the Company is entitled to a single annual fee or retainer (Annual Fee) for all services as a director during the period from one annual meeting of stockholders to the next. The Annual Fee is currently set at $40,000 per year. Under the NEDD Plan, in lieu of payment of the Annual Fee, the Company will generally contribute shares of Common Stock to a grantor trust established by the Company (Company Trust) equal to that portion of the Annual Fee then payable. Under the NEDD Plan, shares of Common Stock delivered to the grantor trust may not be sold for a period of one year from the date of grant or earlier in the event of a change of control.

  Approximately 160,000 shares of Common Stock are authorized for issuance under the NEDD Plan which will expire on December 31, 2005. As of December 31, 1995, 50,103 shares were delivered to the Company's trust under the NEDD Plan. Of that number 24,285 shares were delivered in connection with the termination of the Non-Employee Director Retirement Plan. During 1994, 140,000 shares of Common Stock were also delivered to the Company Trust to fund a special compensation award to a non-employee director.

10. COMMON AND PREFERRED STOCK

 Authorized Capital Stock

  The Company has authorized capital stock of 292 million shares of five classes of stock consisting of 200 million shares of Common Stock, par value $1.00 (Common Stock); 26 million shares of Class A Common Stock, par value $.00001 (Class A Stock); 11 million shares of Class C Common Stock, $1.00 par value (Class C Stock); 40 million shares of Class D Common Stock, $1.00 par value (Class D Stock) and 15 million shares of Preferred Stock, $1.00 par value (Preferred Stock).

               ALEXANDER & ALEXANDER SERVICES INC. & SUBSIDIARIES

  Of the 15 million shares of Preferred Stock authorized, the Board of Directors in March 1993 designated 2.3 million shares as $3.625 Series A Convertible Preferred Stock, $1.00 par value (Series A Convertible Preferred Stock), and in July 1994 designated (i) 6.2 million shares as 8% Series B Cumulative Convertible Preferred Stock, $1.00 par value (Series B Convertible Preferred Stock) and (ii) 1 million shares as Series A Junior Participating Preferred Stock, $1.00 par value (Junior Participating Preferred Stock).

  At December 31, 1995, the Company had 10.4 million shares of Common Stock reserved for issuance under its employee stock incentive plans; 2.3 million shares reserved for issuance upon the conversion or redemption of Class A Stock, the Class C Stock, the Class D Stock and the Series A Convertible Preferred Stock; and 13.2 million shares of Class D Stock reserved for issuance in connection with the conversion of the Series B Convertible Preferred Stock.

 Common Stock Classes

  Each holder of the Common Stock, Class A Stock and Class C Stock is entitled to one vote for each share held on all matters voted upon by the stockholders of the Company, including the election of directors. In certain instances, however, holders of the Class A and Class C Stock vote as a group. Holders of the Class D Stock are not entitled to vote, except that the Company's Charter cannot be amended so as to adversely affect the holders of the Class D Stock without the approval of the holders of two-thirds of such shares then outstanding. The Common Stock, Class A Stock, Class C Stock and Class D Stock do not have pre-emptive or conversion rights or cumulative voting rights for the election of directors and there are no redemption or sinking fund provisions applicable thereto.

  Subject to the provisions of Maryland law, dividends on the Common Stock and the Class D Stock (when and if issued) may be declared and paid by the Board of Directors. Neither the Class A Stock nor the Class C Stock have dividend rights; however, associated with each share of Class A Stock is a dividend paying share (RSC Class 1 Share) issued by Reed Stenhouse Companies Limited, a Canadian subsidiary of the Company, and associated with each share of Class C Stock is a dividend paying share (UK Dividend Share) issued by Alexander & Alexander Services UK plc, a U.K. subsidiary of the Company. No dividends may be declared or paid on the Common Stock, unless an equivalent amount per share is declared and paid on the RSC Class 1 Shares and the UK Dividend Shares. Accordingly, the Company's ability to pay dividends is limited by the amounts available to the Canadian and U.K. subsidiaries for such purposes. At December 31, 1995, these amounts approximate Canadian $96.5 million or $70.9 million, assuming certain solvency tests are met under Canadian law, and 127 million U.K. pounds sterling or $196.6 million. In the event sufficient earnings are not available in the Canadian or U.K. subsidiary to pay dividends the Company's legal structure allows it to make earnings or capital available in those subsidiaries to pay dividends.

  Holders of the Common Stock, Class C Stock and Class D Stock are entitled to receive, upon liquidation of the Company, all remaining assets available for distribution to stockholders after satisfaction of the Company's liabilities and the preferential rights of any Preferred Stock which may then be outstanding. Holders of the Class A Stock are not entitled to receive any dividends or liquidating or other distributions with respect to such shares from the Company, but are entitled to receive in respect of their associated RSC Class 1 Shares an amount in Canadian dollars equivalent to the U.S. dollar amount to be paid on the Common Stock.

  The Class C Stock shares are convertible at any time into, and shares of RSC Class 1 Shares are exchangeable at any time (and the Class A Stock is concurrently redeemable), for fully paid, non-assessable shares of Common Stock on the basis of one share of Common Stock for each share of Class C Stock or RSC Class 1 Share (subject to adjustment). In addition, upon the happening of certain events, the Company can require such conversion. Shares of the Series B Convertible Preferred Stock are convertible into Class D Stock, at a

              ALEXANDER & ALEXANDER SERVICES INC. & SUBSIDIARIES conversion price of $17 per share (subject to adjustment). The Class D Stock may be exchanged for Common Stock at anytime on a share-for-share basis, provided, however, that no person is entitled to acquire Common Stock upon such exchange if after giving effect thereto such person has more than 9.9 percent of the combined voting power of the common stock voting shares then outstanding, absent certain events. The Common Stock, Class A Stock, Class C Stock and Class D Stock have customary anti-dilution provisions.

 Preferred Stock Series and Related Rights

  The Company has one class of Preferred Stock which can be issued in one or more series with full or limited voting rights, with the rights of each series to be determined by the Board of Directors before each issuance.

 Series A Convertible Preferred Stock

  Holders of the Series A Convertible Preferred Stock are entitled to receive cumulative cash dividends at an annual rate of $3.625 per share, payable quarterly in arrears. The shares are convertible into Common Stock at a conversion price of $31.875 per share (subject to adjustments). The Series A Convertible Preferred Stock may be redeemed by the Company on or after March 22, 1997, at $52.18 per share until March 14, 1998, and declining ratably annually to $50 per share on or after March 15, 2003, plus accrued and unpaid dividends. The Series A Convertible Preferred Stock is non-voting, except as provided by law, and except that, among other things, holders will be entitled to vote as a separate class with other series of outstanding Preferred Stock to elect a maximum of two directors if the equivalent of six or more quarterly dividends of the Series A Convertible Stock is in arrears. With respect to dividend rights and rights of liquidation, dissolution and winding up, the Series A Convertible Preferred Stock ranks senior to all classes of common capital stock and to the Junior Participating Preferred Stock (when and if issued) and pari passu to the Series B Convertible Preferred Stock. The liquidation preference for the Series A Convertible Preferred Stock is $50 per share.

 Series B Convertible Preferred Stock

  Holders of the Series B Convertible Preferred Stock are entitled to receive dividends at a rate of 8% per annum payable quarterly in arrears. Until December 15, 1996, dividends on the Series B Convertible Preferred Stock are payable in kind and thereafter, at the discretion of the Company's Board of Directors, in cash or in kind until December 15, 1999, provided that if the Company at any time pays dividends in cash on or after December 15, 1996, the Company may not thereafter declare or pay dividends in kind. The Series B Convertible Preferred Stock has the same dividend rights, voting rights and rights of liquidation, dissolution and winding up as the Series A Convertible Preferred Stock. In addition, however, following the occurrence of a Specified Corporate Action (as defined in the Company's Charter) holders of the Series B Convertible Preferred Stock also have the right to vote as a class with the holders of the Common Stock and the Class D Stock on all matters as to which the holders of Common Stock are entitled to vote. A Specified Corporate Action is defined generally as an action by the Company that would permit a change in control and certain related events. For the purposes of such vote, the holders of the Series B Convertible Preferred Stock will be deemed holders of that number of shares of Class D Stock into which such shares would then be convertible.

  The Series B Convertible Preferred Stock may be redeemed in whole or in part by the Company after December 15, 1999, so long as after that date the Common Stock has traded 30 consecutive trading days on the New York Stock Exchange at a price in excess of 150 percent of the then effective conversion price. The redemption price is $54 per share until December 14, 2000, declining ratably annually to $50 per share on or after December 14, 2006, plus accrued and unpaid dividends. All redemptions are to be made pro-rata.

               ALEXANDER & ALEXANDER SERVICES INC. & SUBSIDIARIES

  Holders of Series B Convertible Preferred Stock have the right to require the Company to purchase all or any part of the Series B Convertible Preferred Stock then held by such holders upon the occurrence of a Special Event. A Special Event consists of actions solely within the control of the Company and includes the declaration or payments of dividends aggregating in excess of cumulatively 25 percent of earnings in 1996, and cumulatively 50 percent of earnings thereafter; the disposition by the Company of assets representing 35 percent or more of the Company's book value or gross revenues; certain mergers or consolidations of the Company or any of its principal subsidiaries with or into any other firm or entity involving 20 percent or more of the total market value of the Company's equity securities; and repurchases and redemptions of the Company's securities (other than the Company's Series B Convertible Preferred Stock) in excess of net proceeds to the Company from the sale of stock (less amounts expended for repurchases and redemptions of the Company's preferred shares). Other Special Events include the acquisition by a third party, with the consent or approval of the Company, of beneficial ownership of securities representing 35 percent or more of the Company's total outstanding voting power. The repurchase price in the event of a Special Event is $72.06 per share, plus in each case accrued and unpaid dividends.

 Junior Participating Preferred Stock and Related Rights.

  The Company has a Shareholder Rights Plan (the "Rights Plan") designed to deter coercive takeover tactics and to prevent an acquirer from gaining control of the Company without offering a fair price to all stockholders.

  Under the terms of the Rights Plan, adopted in July 1987 and as amended, one preferred share purchase right (a "Right") accompanies each share of outstanding Common Stock, Class A Stock, Class C Stock and Class D Stock. Each Right entitles the holder thereof to purchase one one-hundredth of a share of Junior Participating Preferred Stock.

  The Rights become exercisable only following the public announcement by the Company that a person or group (i) has acquired beneficial ownership of 20 percent or more of the Company's voting shares or (ii) has commenced a tender or exchange offer that if consummated would result in the ownership of 20 percent or more of such voting shares. Under such circumstances, if the Rights become exercisable, each holder will be entitled to purchase at the then-current exercise price, that number of Junior Participating Preferred Stock equal to twice the exercise price of the Right. If the Company is subsequently acquired, each right will entitle the holder to purchase at the then-current exercise price, stock of the surviving company having a market value of twice the exercise price of one Right. In addition, if a person or group acquires more than 20 percent, but less than 50 percent, of the Company's common voting shares, the Board of Directors may exchange each Right for one one-hundredth of a share of Junior Participating Preferred Stock. Rights beneficially owned by a holder of 20 percent or more of the voting shares become void once such holder passes the 20 percent threshold. The Rights, which expire on July 6, 1997, are redeemable by the Board of Directors prior to becoming exercisable at a redemption price of $.01 per Right.

  In June 1994, the Board of Directors amended the Rights Plan so that the initial acquisition of the Series B Convertible Preferred Shares, the acquisition of the Class D Stock upon conversion of the Series B Convertible Preferred Stock, the acquisition of Common Stock upon exchange of the Class D Stock, or permitted acquisitions by the purchaser, its affiliates or any transferee thereof of the Company's securities will not cause the Rights to become exercisable. In addition, on November 16, 1995, the Rights Plan was amended to provide for modifications of the definitions of Acquiring Person and Distribution Date to raise from 15 percent to 20 percent the percentage of stock ownership needed to cause a person to become an Acquiring Person or to cause a Distribution Date to occur (as such capitalized terms are defined in the Rights Agreement).

  Each share of Junior Participating Preferred Stock will be entitled to a minimum preferential quarterly dividend payment of $10 per share but will be entitled to an aggregate dividend of 100 times the dividend declared per share of Common Stock. In the event of liquidation, the holders of the Junior Participating Preferred

               ALEXANDER & ALEXANDER SERVICES INC. & SUBSIDIARIES

Stock will be entitled to a minimum preferential liquidation payment of $100 per share but will be entitled to an aggregate payment of 100 times the payment made per share of Common Stock. Each share of Junior Participating Preferred Stock will have 100 votes, voting together with the Company's common voting shares. In the event of any merger, consolidation or other transaction in which voting shares are exchanged, each share of Junior Participating Preferred Stock will be entitled to receive 100 times the amount received per share of Common Stock. The Junior Participating Preferred Stock shares have customary anti-dilution provisions. Because of the nature of the dividend, liquidation and voting rights of the Junior Participating Preferred Stock, the value of the one one-hundredth interest in a share of Junior Participating Preferred Stock purchasable upon exercise of each Right should approximate the value of one share of Common Stock. Shares of Junior Participating Preferred Stock purchasable upon exercise of the Rights will not be redeemable.

 Dividends and Distributions

  Under Maryland General Corporation Law, the Board of Directors of the Company may not declare or pay dividends to holders of any class of the Company's capital stock if, after giving effect to such distribution, (1) the Company would be unable to pay its debts as they become due in the usual course; or (2) the Company's total assets would be less than the sum of its liabilities plus the dissolution preference of the holders of any class or series of preferred stock issued and outstanding. In determining whether a distribution by the Company (other than upon voluntary or involuntary liquidation), by dividend, redemption or other acquisition of shares or otherwise, is permitted pursuant to the balance sheet solvency test under the Maryland General Corporation Law, the aggregate liquidation preference of the Series B Convertible Preferred Shares will not be counted as a liability. The Series B Convertible Preferred Shares have a liquidation preference of $50 per share.

11. INVESTMENTS

  Effective January 1, 1994, the Company adopted SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities." In accordance with the Statement, the Company has classified all debt and equity securities as available for sale. The net unrealized holding gains totaled $5.6 million and $1.5 million, net of deferred income taxes of $2 million and $0.2 million, and are reported as a separate component of Stockholders' Equity for December 31, 1995 and 1994, respectively. Net unrealized holding gains increased $4.1 million and decreased $2 million during 1995 and 1994, respectively.

  At December 31, 1995 and 1994, the amortized cost and estimated fair value of the Company's debt and equity securities and related financial instruments used to hedge such investments are summarized below:

                                               AS OF DECEMBER 31, 1995
                                      -----------------------------------------
                                                  GROSS      GROSS    ESTIMATED
                                      AMORTIZED UNREALIZED UNREALIZED   FAIR
                                        COST      GAINS      LOSSES     VALUE
                                      --------- ---------- ---------- ---------
      U.S. Government agencies/state
       issuances.....................  $  2.7      $--       $ --      $  2.7
      Other interest-bearing securi-
       ties..........................   138.1       --         --       138.1
      Mortgage-backed securities.....     --        --         --         --
      Equity securities..............     3.1       6.5        --         9.6
      Financial instruments used as
       hedges........................     --        1.3       (0.2)       1.1
                                       ------      ----      -----     ------
        Total........................  $143.9      $7.8      $(0.2)    $151.5
                                       ======      ====      =====     ======

               ALEXANDER & ALEXANDER SERVICES INC. & SUBSIDIARIES

                                               AS OF DECEMBER 31, 1994
                                      -----------------------------------------
                                                  GROSS      GROSS    ESTIMATED
                                      AMORTIZED UNREALIZED UNREALIZED   FAIR
                                        COST      GAINS      LOSSES     VALUE
                                      --------- ---------- ---------- ---------
      U.S. Government agencies/state
       issuances.....................  $ 63.5      $--       $(0.1)    $ 63.4
      Other interest-bearing securi-
       ties..........................   146.7       --         --       146.7
      Mortgage-backed securities.....    83.8       --         --        83.8
      Equity securities..............     1.9       4.6        --         6.5
      Financial instruments used as
       hedges........................     --        0.3       (3.1)      (2.8)
                                       ------      ----      -----     ------
        Total........................  $295.9      $4.9      $(3.2)    $297.6
                                       ======      ====      =====     ======

  The above debt and equity securities and financial instruments used as hedges are classified in the Consolidated Balance Sheet at December 31, as follows:

                                                                      AS OF
                                                                  DECEMBER 31,
                                                                  -------------
                                                                   1995   1994
                                                                  ------ ------
      Cash and cash equivalents:
        Operating................................................ $ 34.1 $ 63.9
        Fiduciary................................................   73.1   51.8
      Short-term investments:
        Operating................................................    0.3    1.8
        Fiduciary................................................   18.8  117.9
      Long-term operating investments............................   25.2   62.2
                                                                  ------ ------
          Total.................................................. $151.5 $297.6
                                                                  ====== ======

  At December 31, 1995 and 1994, the amortized cost and estimated fair value of debt securities by contractual maturity are summarized below:

                                                  AS OF DECEMBER 31,
                                        ---------------------------------------
                                               1995                1994
                                        ------------------- -------------------
                                                  ESTIMATED           ESTIMATED
                                        AMORTIZED   FAIR    AMORTIZED   FAIR
                                          COST      VALUE     COST      VALUE
                                        --------- --------- --------- ---------
      Due in one year or less..........  $120.8    $120.8    $152.7    $152.6
      Due after one year through five
       years...........................     4.8       4.8      46.7      46.7
      Due after five years through ten
       years...........................    10.2      10.2       0.7       0.7
      Due after ten years..............     5.0       5.0      10.1      10.1
                                         ------    ------    ------    ------
                                          140.8     140.8     210.2     210.1
      Mortgage-backed securities.......     0.0       0.0      83.8      83.8
                                         ------    ------    ------    ------
        Total debt securities..........  $140.8    $140.8    $294.0    $293.9
                                         ======    ======    ======    ======

  Certain of the above investments with maturities greater than one year are classified as short-term and included in current assets as they represent fiduciary investments that will be utilized during the normal operating cycle of the business to pay premiums payable to insurance companies that are included in current liabilities.

12. FINANCIAL INSTRUMENTS

  The Company enters into foreign exchange forward contracts and foreign exchange option agreements primarily to provide risk management against existing firm commitments as well as anticipated future exposures that will arise at its London-based specialist insurance and reinsurance broking operations. The exposures arise

               ALEXANDER & ALEXANDER SERVICES INC. & SUBSIDIARIES because a significant portion of the revenues of these operations are denominated in U.S. dollars, while their expenses are primarily denominated in U.K. pounds sterling.

  The Company generally sells forward U.S. dollars and purchases U.K. pounds sterling for periods of up to two years in the future. Such contracts provide risk management against future anticipated transactions which are not firm commitments. In addition, the Company enters into foreign exchange contracts to manage market risk associated with foreign exchange volatility on intercompany loans and expected intercompany dividends. Finally, the Company enters into foreign exchange contracts to effectively offset existing contracts when anticipated exchange rate movements would benefit the Company.

  Gains and losses on foreign exchange contracts are marked to market at each balance sheet date and are included in other current assets or liabilities, with the resulting gain or loss recorded as a component of other operating expenses. The fair market value of all foreign exchange contracts at December 31, 1995, was a liability of $0.7 million.

  Foreign exchange options written by the Company are marked to market at each balance sheet date and the resulting gain or loss is recorded as a component of other operating expenses. Future cash requirements may exist if the option is exercised by the holder. At December 31, 1995, the Company had $20 million notional principal of written foreign exchange options outstanding. Based on foreign exchange rates at December 31, 1995, the Company recognized a current liability of $0.6 million, consisting of unamortized premiums, representing the estimated cost to settle these options at that date. At December 31, 1994, the Company's foreign exchange options could have been exercised at a nominal cost to the Company.

  At December 31, 1995, the Company had $69.9 million notional principal of forward exchange contracts outstanding, primarily to exchange U.S. dollars into U.K. pounds sterling, and $16.3 million notional principal outstanding, primarily to exchange U.K. pounds sterling into U.S. dollars.

  The Company has entered into interest rate swaps and forward rate agreements, which are accounted for as hedges, as a means to limit the earnings volatility associated with changes in short-term interest rates on its existing and anticipated fiduciary investments. These instruments are contractual agreements between the Company and financial institutions which exchange fixed and floating interest rate payments periodically over the life of the agreements without exchanges of the underlying principal amounts. The notional principal amounts of such agreements are used to measure the interest to be paid or received and do not represent the amount of exposure to credit loss. The Company records the difference between the fixed and floating rates of such agreements as a component of its fiduciary investment income. Interest rate swaps and forward rate agreements which relate to debt securities are marked to market in accordance with SFAS No. 115. At December 31, 1995, an unrealized gain of $1.1 million on interest rate swaps and forward rate agreements which hedge existing fiduciary investments was reflected in fiduciary cash and equivalents in the Consolidated Balance Sheet.

               ALEXANDER & ALEXANDER SERVICES INC. & SUBSIDIARIES

  At December 31, 1995 and 1994, the Company has the following interest rate swaps and forward rate agreements in effect, by year of final maturity:

     AS OF DECEMBER 31, 1995

                                                NET WEIGHTED        NET WEIGHTED
                                        GROSS     AVERAGE    GROSS    AVERAGE
                                      RECEIVING   INTEREST   PAYING   INTEREST
      YEAR                              FIXED       RATE     FIXED      RATE
      ----                            --------- ------------ ------ ------------
      1996...........................  $390.3       7.38%    $471.7     6.27%
      1997...........................   203.2       6.68       40.0     5.90
      1998...........................   182.9       7.08        --       --
                                       ------                ------
        Total........................  $776.4       7.13%    $511.7     6.24%
                                       ======       ====     ======     ====

     AS OF DECEMBER 31, 1994

                                                NET WEIGHTED        NET WEIGHTED
                                        GROSS     AVERAGE    GROSS    AVERAGE
                                      RECEIVING   INTEREST   PAYING   INTEREST
      YEAR                              FIXED       RATE     FIXED      RATE
      ----                            --------- ------------ ------ ------------
      1995...........................  $457.0       6.84%    $257.0     6.83%
      1996...........................   291.9       7.30       31.2     8.85
      1997...........................    97.8       6.65        --       --
                                       ------                ------
        Total........................  $846.7       6.98%    $288.2     7.05%
                                       ======       ====     ======     ====

  The Company generally enters into interest rate swap agreements with a final maturity of three years or less. The floating rate on these agreements is generally based upon the six-month LIBOR rate on the relevant reset dates. Forward rate agreements generally have a final maturity date that is less than two years, and use six-month LIBOR as the floating rate index.

  In addition, as part of its interest rate management program, the Company utilizes various types of interest rate options, including caps, collars, floors and interest rate guarantees. The Company generally writes covered interest rate options under which the Company receives a fixed interest rate.

  The options are marked to market at each balance sheet date, based on the Company's estimated cost to settle the options. The estimated cost to settle the options, less any premium deferred by the Company, is recognized as a reduction to fiduciary investment income in the period when such changes in market value occur. The Company recognized a current liability of $0.3 million and $1.3 million, representing the estimated cost to settle these options at December 31, 1995 and 1994, respectively. The estimated cost to settle these agreements was determined by obtaining quotes from banks and other financial institutions which make a market in these instruments.

              ALEXANDER & ALEXANDER SERVICES INC. & SUBSIDIARIES

  At December 31, 1995 and 1994, the Company had the following written interest rate option agreements outstanding, by year of final maturity:

     AS OF DECEMBER 31, 1995

                                                NET WEIGHTED        NET WEIGHTED
                                        GROSS     AVERAGE    GROSS    AVERAGE
                                      RECEIVING   INTEREST   PAYING   INTEREST
      YEAR                              FIXED       RATE     FIXED      RATE
      ----                            --------- ------------ ------ ------------
      1996...........................   $43.2       5.41%    $10.0      4.60%
      1997...........................    15.5       8.50       --        --
      1998...........................    10.0       8.50       --        --
                                        -----                -----
        Total........................   $68.7       6.54%    $10.0      4.60%
                                        =====       ====     =====      ====

     AS OF DECEMBER 31, 1994

                                                NET WEIGHTED        NET WEIGHTED
                                        GROSS     AVERAGE    GROSS    AVERAGE
                                      RECEIVING   INTEREST   PAYING   INTEREST
      YEAR                              FIXED       RATE     FIXED      RATE
      ----                            --------- ------------ ------ ------------
      1995...........................   $15.6       5.27%    $ --        --
      1996...........................    43.4       5.42      10.0      4.60%
                                        -----                -----
        Total........................   $59.0       5.38%    $10.0      4.60%
                                        =====       ====     =====      ====

  The above financial instruments are purchased from large international banks and financial institutions with strong credit ratings. Credit limits are established based on such credit ratings and are monitored on a regular basis. Management does not anticipate incurring any losses due to non-performance by these institutions. In addition, the Company monitors the market risk associated with these agreements by using probability analyses, external pricing systems and information from banks and brokers.

  The following methods and assumptions were used in estimating the fair value of each class of financial instrument. The fair values of short-term and long-term investments were estimated based upon quoted market prices for the same or similar instruments. The fair value of long-term debt, including the current portion, was estimated on the basis of market prices for similar issues at current interest rates for the applicable period. The fair value of interest rate swaps and forward rate agreements was estimated by discounting the future cash flows using rates currently available for agreements of similar terms and maturities. The fair value of foreign exchange forward contracts and foreign exchange option agreements was estimated based upon year-end exchange rates. The fair value of interest rate options was estimated based upon market quotes of the cost to settle these agreements. The carrying amounts of the Company's other financial instruments approximate fair value due to their short-term maturities.

  The following table presents the carrying amounts and the estimated fair value of the Company's financial instruments that are not marked to market.

                                                   AS OF DECEMBER 31,
                                         ---------------------------------------
                                                1995                1994
                                         ------------------- -------------------
                                         CARRYING ESTIMATED  CARRYING ESTIMATED
                                          AMOUNT  FAIR VALUE  AMOUNT  FAIR VALUE
                                         -------- ---------- -------- ----------
      Long-term debt, including current
       portion.........................   $135.6    $135.8    $149.8    $146.4
      Interest rate swaps and forward
       rate agreements.................      --        5.1       --       (5.4)

              ALEXANDER & ALEXANDER SERVICES INC. & SUBSIDIARIES

13. COMMITMENTS

 Lease Commitments

  The Company leases property and equipment under noncancelable operating lease agreements which expire at various dates.

  Future minimum annual rentals under noncancelable operating leases, excluding $18.6 million of future sublease rental income, which have been translated at December 31, 1995 closing foreign exchange rates, are as follows:

                                                                       OPERATING
                                                                        LEASES
                                                                       ---------
      1996............................................................  $ 83.3
      1997............................................................    67.7
      1998............................................................    55.3
      1999............................................................    46.3
      2000............................................................    41.4
      Thereafter......................................................   192.2
                                                                        ------
        Total minimum lease payments..................................  $486.2
                                                                        ======

  Rent expense for office space, which includes property taxes and certain other costs, amounted to $83.9 million, $93.6 million and $92 million for the years ended December 31, 1995, 1994, and 1993, respectively.

 Other Commitments

  At December 31, 1995, the Company had $76.4 million of letters of credit outstanding which are required under certain agreements in the ordinary course of business.

14. CONTINGENCIES

  The Company and its subsidiaries are subject to various claims and lawsuits from both private and governmental parties, which include claims and lawsuits in the ordinary course of business, consisting principally of alleged errors and omissions in connection with the placement of insurance and in rendering consulting services. In some of these cases, the remedies that may be sought or damages claimed are substantial. Additionally, the Company and its subsidiaries are subject to the risk of losses resulting from the potential uncollectibility of insurance and reinsurance balances and claims advances made on behalf of clients and indemnifications connected with the sales of certain businesses.

  Certain claims asserted against the Company and certain of its subsidiaries alleging, among other things, that certain Alexander Howden subsidiaries accepted, on behalf of certain insurance companies, insurance or reinsurance at premium levels not commensurate with the level of underwriting risks assumed and retroceded or reinsured those risks with financially unsound reinsurance companies.

  A claim asserting these allegations is pending in a suit filed in New York. In an action brought in 1988 against the Company and certain subsidiaries (Certain Underwriters at Lloyd's of London Subscribing to Insurance Agreements ML8055801, et al. v. Alexander & Alexander Services Inc., et al., formerly captioned Dennis Edward Jennings v. Alexander & Alexander Europe plc, et al., 88 Civ. 7060 (RO) (S.D.N.Y.)), plaintiffs seek compensatory and punitive damages, as well as treble damages under RICO totaling $36 million. The defendants have counterclaimed against certain of the plaintiffs for contribution. Discovery in this case remains to be concluded and no trial date has been set. Management of the Company believes there are valid defenses to all the claims that have been made with respect to these activities and the Company is vigorously defending the pending action.

              ALEXANDER & ALEXANDER SERVICES INC. & SUBSIDIARIES

  Certain other claims were resolved during 1995: (1) In a New York action brought in 1985, claims were asserted against the Company and certain subsidiaries (Pine Top Insurance Company, Ltd. v. Alexander & Alexander Services Inc., et al., 85 Civ. 9860 (RPP) (S.D.N.Y.)). The plaintiff sought compensatory and punitive, as well as treble damages under RICO totaling approximately $87 million, arising from alleged RICO violations, common law fraud, breach of contract and negligence. Two subsidiaries counterclaimed for breach of certain reinsurance contracts with the plaintiff. This action was settled as of January 12, 1995 and the action was voluntarily dismissed in February 1995. The settlement amount was $4.5 million. The Company's portion was $2.1 million which was previously reserved under its professional indemnity program; and (2) In an Ohio action brought in 1985 (The Highway Equipment Company, et al. v. Alexander Howden Limited, et al. (Case No. 1-8501667, U.S. Bankruptcy Court, So. Dist. Ohio, Western Div.)), plaintiffs sought compensatory and punitive damages, as well as treble damages under RICO totaling $24 million. A directed verdict in the Company's favor was reaffirmed on August 15, 1995 by the U.S. Court of Appeals for the Sixth Circuit.

  These above actions are covered under the Company's professional indemnity program, except for possible damages under RICO. The Company currently believes the reasonably possible loss that might result from these actions, if any, would not be material to the Company's financial position or results of operations.

  In 1987, the Company sold Shand, its domestic underwriting management subsidiary. Prior to the sale, Shand and its subsidiaries had provided underwriting management services for and placed insurance and reinsurance with and on behalf of Mutual Fire. Mutual Fire was placed in rehabilitation by the Courts of the Commonwealth of Pennsylvania in December 1986. In February 1991, the rehabilitator commenced an action captioned Foster v. Alexander & Alexander Services Inc., 91 Civ. 1179 (E.D.Pa.). The complaint, which sought compensatory and punitive damages, alleged that Shand and, in certain respects, the Company breached duties to and agreements with Mutual Fire. The rehabilitator sought damages estimated at approximately $234 million.

  On March 27, 1995, the Company, Shand and the rehabilitator entered into a settlement agreement which was subsequently approved by the Courts and which terminated the rehabilitator's litigation and released the Company and Shand from any further claims by the rehabilitator. Under the terms of the settlement, the Company paid $12 million in cash and issued a $35 million six-year zero coupon note. In addition, in 1995 Shand returned $4.6 million of trusteed assets to the rehabilitator and the rehabilitator has eliminated any right of set-offs previously estimated to be $4.7 million. The Mutual Fire settlement agreement includes certain features protecting the Company from potential exposure to claims for contribution brought by third parties and expenses arising out of such claims.

  Although the Company's professional liability underwriters have denied coverage for the Mutual Fire lawsuit, the Company has instituted a declaratory judgment action attempting to validate coverage (Alexander & Alexander Services Inc. and Alexander & Alexander Inc. v. Those Certain Underwriters at Lloyd's of London, subscribing to insurance evidenced by policy numbers 879/P. 31356 and 879/P. 35349 and Assicurazioni Generali, S.P.A., No. 92 Civ. 6319 (F.D.N.Y.). All required documents in this case have been submitted to the Court, and the Company is awaiting a decision on the matter.

  Under the 1987 agreement with the purchaser of Shand, the Company agreed to indemnify the purchaser against certain contingencies, including, among others, (i) losses arising out of pre-sale transactions between Shand or Shand's subsidiaries, on the one hand, and Mutual Fire, on the other, and (ii) losses arising out of pre-sale errors or omissions by Shand or Shand's subsidiaries. The Company's obligations under the indemnification provisions in the 1987 sales agreement were not limited as to amount or duration.

  Starting in late 1992, the purchaser of Shand had asserted a number of claims under both the Mutual Fire indemnification provision and the errors and omissions indemnification provision of the sales agreement. During 1995 most of those claims have been resolved by a series of settlement agreements, involving the settlement or

              ALEXANDER & ALEXANDER SERVICES INC. & SUBSIDIARIES release of (a) claims relating to reinsurance recoverables due to Shand's subsidiaries from Mutual Fire, (b) claims relating to deterioration of reserves for business written by Mutual Fire and ceded to Shand's subsidiaries, and (c) a number of potential errors and omissions claims by third-party reinsurers against Shand. Under the settlement agreement entered into in January 1995, covering the errors and omissions claims by third-party reinsurers, the Company obtained from the purchasers of Shand a release and limitation of indemnification obligations relating to certain third-party errors and omissions claims, and restructured the contractual relationship with the purchaser so that the parties' future interests as to third-party claims are more closely aligned. The Company paid $14 million in cash, issued a five-year interest bearing note in the principal amount of $14 million and expected to pay a contingent obligation of $4.5 million. In June 1995, the $14 million note payable was prepaid in whole. The remaining contingent note payable of $4.5 million was paid in full in September 1995.

  Notwithstanding these settlements, the limitation of certain contract obligations and the restructuring of the parties' relationship, some of the Company's indemnification provisions under the 1987 agreement are still in effect. As a result, there remains the possibility of substantial exposure under the indemnification provisions of the 1987 agreement, although the Company, based on current facts and circumstances, believes the possibility of a material loss resulting from these exposures is remote.

  In November 1993, a class action suit was filed against the Company and two of its then directors and officers, Tinsley H. Irvin and Michael K. White, in the United States District Court for the Southern District of New York under the caption Harry Glickman v. Alexander & Alexander Services Inc., et al. (Civil Action No. 93 Civ. 7594). On January 6, 1995, the plaintiff filed a second amended complaint which, among other things, dropped Mr. White as a defendant. The second amended complaint purports to assert claims on behalf of a class of persons who purchased the Company's Common Stock during the period May 1, 1991 to November 4, 1993, alleging that during this period the Company's financial statements contained material misrepresentations as a result of inadequate reserves established by the Company's subsidiary, Alexander Consulting Group Inc., for unbillable work-in-progress. The second amended complaint seeks damages in an unspecified amount, as well as attorneys' fees and other costs, for alleged violations of Sections 10(b) and 20(a) of the Securities Exchange Act of 1934. In response to the second amended complaint, the Company filed a motion to dismiss. A hearing on the Company's motion to dismiss was held on January 26, 1996. On February 27, 1996 the Company's motion to dismiss was granted and plaintiff was denied leave to replead. Plaintiff has until April 1, 1996 to appeal the verdict. Should plaintiff appeal, management will vigorously defend the matter as management believes there are valid defenses to the allegations set forth in the amended complaint. The Company currently believes that this action is covered by the Company's insurance program and that the reasonably possible loss that might result, if any, would not be material to the Company's financial position or results of operations.

  These contingent liabilities involve significant amounts. While it is not possible to predict with certainty the outcome of such contingent liabilities, the applicability or availability of coverage for such matters under the Company's professional indemnity insurance program, or their financial impact on the Company, management currently believes that such impact will not be material to the Company's financial position. However, it is possible that future developments with respect to these matters could have a material effect on future interim or annual results of operations.

  Under the Series B Convertible Preferred Stock Purchase Agreement, as amended, the Company has agreed to make certain payments to the purchaser pursuant to indemnifications given with respect to tax payments and reserves in excess of recorded tax reserves as of March 31, 1994. The Company's potential exposures under the indemnification, individually or in the aggregate, are limited to $10 million. As a result of this indemnification, the Company has classified $10 million of the proceeds from the issuance of the Series B Convertible Preferred Shares outside stockholders' equity until such time as the indemnification, if any, is satisfied or terminated.

              ALEXANDER & ALEXANDER SERVICES INC. & SUBSIDIARIES

15. BUSINESS SEGMENTS

  Segment information is provided for the Company's two reportable industry segments, Insurance Services and Human Resource Management Consulting.

  Insurance Services operations include risk management and insurance services, specialist insurance and reinsurance broking.

  Human Resource Management Consulting includes a variety of human resource management consulting services, including actuarial and benefit plan consulting services, flexible compensation consulting, communications and management consulting services, executive planning services and human resource organizational analysis, as well as brokerage services for group health and welfare coverages.

  The following tables present information about the Company's operations by business segment and geographical areas for each of the three years in the period ended December 31, 1995:

                               BUSINESS SEGMENTS

                         OPERATING OPERATING IDENTIFIABLE DEPRECIATION &   CAPITAL
                         REVENUES  INCOME(A)    ASSETS     AMORTIZATION  EXPENDITURES
                         --------- --------- ------------ -------------- ------------
1995
Insurance services...... $1,071.8   $143.4     $2,667.6       $39.4         $25.2
Human resource manage-
 ment consulting........    210.6     10.0        125.5         6.1           3.0
General corporate.......      --     (30.7)       149.3         0.6          (0.5)
                         --------   ------     --------       -----         -----
                         $1,282.4   $122.7     $2,942.4       $46.1         $27.7
                         ========   ======     ========       =====         =====
1994
Insurance services...... $1,113.2   $(12.2)    $2,525.4       $44.7         $19.0
Human resource manage-
 ment consulting........    210.7    (19.1)       130.3         6.0           2.9
General corporate.......      --     (51.6)       290.0         0.5          (0.4)
                         --------   ------     --------       -----         -----
                         $1,323.9   $(82.9)    $2,945.7       $51.2         $21.5
                         ========   ======     ========       =====         =====
1993
Insurance services...... $1,128.6   $ 92.9     $2,544.1       $48.3         $21.0
Human resource manage-
 ment consulting........    213.0     (7.5)       121.4         5.6           4.0
General corporate.......      --     (33.1)       128.3         0.6           1.0
                         --------   ------     --------       -----         -----
                         $1,341.6   $ 52.3     $2,793.8       $54.5         $26.0
                         ========   ======     ========       =====         =====

--------
(a) Includes restructuring/special charges of $15.7 million and $56.3 million for 1995 and 1994, respectively, in insurance services, $1.4 million and $8.3 million for 1995 and 1994, respectively, in human resource management consulting and $0.5 million and $4.4 million for 1995 and 1994, respectively, in general corporate as described in Note 3 of Notes to Financial Statements.

              ALEXANDER & ALEXANDER SERVICES INC. & SUBSIDIARIES

                              GEOGRAPHICAL AREAS

                                            OPERATING  OPERATING   IDENTIFIABLE
                                            REVENUES  INCOME(A)(B)    ASSETS
                                            --------- ------------ ------------
1995
United States.............................. $  608.2     $ 36.1      $  895.5
United Kingdom.............................    317.5       55.1       1,092.3
Canada, principally Reed Stenhouse Cos.
 Ltd.......................................    121.2       21.7         201.2
Other countries............................    235.5       40.5         604.1
General corporate..........................      --       (30.7)        149.3
                                            --------     ------      --------
                                            $1,282.4     $122.7      $2,942.4
                                            ========     ======      ========
1994
United States.............................. $  685.4     $(78.8)     $  904.2
United Kingdom.............................    312.5       19.4       1,065.8
Canada, principally Reed Stenhouse Cos.
 Ltd.......................................    118.9       10.0         191.0
Other countries............................    207.1       18.1         494.7
General corporate..........................      --       (51.6)        290.0
                                            --------     ------      --------
                                            $1,323.9     $(82.9)     $2,945.7
                                            ========     ======      ========
1993
United States.............................. $  727.1     $(11.8)     $1,029.2
United Kingdom.............................    315.5       64.1         987.8
Canada, principally Reed Stenhouse Cos.
 Ltd.......................................    120.9       13.0         208.1
Other countries............................    178.1       20.1         440.4
General corporate..........................      --       (33.1)        128.3
                                            --------     ------      --------
                                            $1,341.6     $ 52.3      $2,793.8
                                            ========     ======      ========

--------
(a) The 1995 special charges referred to in Note 3 of Notes to Financial Statements have been allocated to their respective geographical areas in 1995, including $16 million in the U.S., $1 million in the U.K., $0.1 million in other countries and $0.5 million in general corporate.
(b) The 1994 restructuring charges referred to in Note 3 of Notes to Financial Statements have been allocated to their respective geographical areas in 1994, including $31.8 million in the U.S., $21.9 million in the U.K., $4 million in Canada, $6.9 million in Other Countries and $4.4 million in general corporate.

              ALEXANDER & ALEXANDER SERVICES INC. & SUBSIDIARIES

16. QUARTERLY FINANCIAL DATA (UNAUDITED)

  Quarterly operating results for 1995 and 1994 are summarized below (in millions, except per share data).

                                                    INCOME (LOSS)
                                                        FROM
                            OPERATING   OPERATING    CONTINUING        NET
                            REVENUES  INCOME (LOSS)  OPERATIONS   INCOME (LOSS)
                            --------- ------------- ------------- -------------
1995
1st........................ $  324.2     $ 41.7        $  41.7       $  41.7
2nd........................    328.1       39.2           22.7          22.7
3rd........................    299.7       27.6           17.5          17.5
4th........................    330.4       14.2            7.5           7.5 (a)
                            --------     ------        -------       -------
Year....................... $1,282.4     $122.7        $  89.4       $  89.4
                            --------     ------        -------       -------
1994
1st........................ $  323.0     $  5.2        $  (1.8)      $  (4.4)
2nd........................    335.1       14.6            3.8          (2.2)(b)
3rd........................    332.6        4.2            0.1         (20.8)(c)
4th........................    333.2     (106.9)        (109.3)       (111.3)(d)
                            --------     ------        -------       -------
Year....................... $1,323.9     $(82.9)       $(107.2)      $(138.7)
                            ========     ======        =======       =======

                         INCOME (LOSS)
                             FROM                        FULLY DILUTED
PER SHARE OF              CONTINUING      PRIMARY NET         NET
COMMON STOCK              OPERATIONS    EARNINGS (LOSS) EARNINGS (LOSS) DIVIDENDS   HIGH     LOW
------------             -------------  --------------- --------------- --------- -------- -------
1995
1st.....................    $  .80          $  .80          $  .69        $.025   $23 3/4  $18 1/2
2nd.....................       .37             .37             .36         .025    26 7/16  22 1/8
3rd.....................       .25             .25             .25         .025    25 1/2   22 3/8
4th.....................       .02             .02 (a)         .02         .025    24 3/8   18 5/8
                            ------          ------          ------        -----
Year                        $ 1.44          $ 1.44          $ 1.42 (e)    $.100
                            ------          ------          ------        -----
1994
1st.....................    $ (.09)         $ (.15)         $ (.15)       $.250   $22 3/4  $17 1/4
2nd.....................       .04            (.10)(b)        (.10)        .025    18 1/8   14
3rd.....................      (.11)           (.58)(c)        (.58)        .025    20 7/8   16
4th.....................     (2.61)          (2.66)(d)       (2.66)        .025    21 1/2   18 1/2
                            ------          ------          ------        -----
Year....................    $(2.79)(e)      $(3.51)(e)      $(3.51)(e)    $.325
                            ======          ======          ======        =====

--------
(a) Includes a charge of $17.6 million ($11.2 million after-tax or $0.25 per share) for restructuring and other special charges related primarily to the acquisition of certain U.S. operations from Jardine Insurance Brokers, Inc. (see Note 3 of Notes to Financial Statements).
(b) Includes a charge of $6 million, or $.14 per share, relating to the Company's discontinued operations (see Note 6 of Notes to Financial Statements).
(c) Includes a loss from discontinued operations of $20.9 million, or $.47 per share, relating to an agreement in principle to resolve certain indemnity obligations to Sphere Drake (see Note 6 of Notes to Financial Statements).
(d) Includes charges of $163.6 million ($106.6 million after-tax or $2.43 per share) for restructuring, contingency settlements and other reserves.
(e) Full year earnings per share amounts do not equal the sum of the quarterly amounts due to changes in weighted average shares during the periods.

              ALEXANDER & ALEXANDER SERVICES INC. & SUBSIDIARIES

                  NOTES TO FINANCIAL STATEMENTS--(CONCLUDED)


17. SUBSEQUENT EVENTS (UNAUDITED)

  On December 11, 1996, the Company entered into an Agreement and Plan of Merger (the "Merger Agreement") with Aon Corporation ("Aon"). The Merger Agreement provides for the acquisition, subject to the terms and conditions thereof, of the Company by Aon. As contemplated by the Merger Agreement, on December 16, 1996, Aon launched a cash tender offer for all of the Company's common stock and the associated preferred stock purchase rights of the Company. In addition, Aon has entered into a stock purchase agreement with American International Group, Inc. ("AIG"), pursuant to which Aon has agreed to purchase the Company's 8% Series B Cumulative Convertible Preferred Stock owned by AIG or its subsidiaries.

  Pursuant to the terms of the Merger Agreement, on December 16, 1996, Aon commenced its tender offer to purchase all the outstanding shares of Company stock at $17.50 per share. The tender offer expired on January 14, 1997, at which time 44,293,552 shares, or approximately 97%, of the Common Stock had been validly tendered and accepted for payment.

  In connection with the acquisition of the Company by Aon, the Company will incur in 1996 significant expenses relating to the change of control, primarily due to the accelerated vesting of certain employee stock-based compensation and option plans, as well as the transaction costs.

  In addition, in 1997, the Company and/or its successors is expected to incur significant severance and other related costs associated with the transaction.

               ALEXANDER & ALEXANDER SERVICES INC. & SUBSIDIARIES

                UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
        FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1995

                                                THREE MONTHS     NINE MONTHS
                                                    ENDED           ENDED
                                                SEPTEMBER 30,   SEPTEMBER 30,
                                                --------------  --------------
                                                 1996    1995    1996    1995
                                                ------  ------  ------  ------
                                                 (IN MILLIONS, EXCEPT PER
                                                      SHARE AMOUNTS)
OPERATING REVENUES:
Commissions and fees........................... $301.6  $283.7  $920.6  $903.4
Fiduciary investment income....................   16.3    16.0    46.8    48.6
                                                ------  ------  ------  ------
  Total........................................  317.9   299.7   967.4   952.0
                                                ------  ------  ------  ------
OPERATING EXPENSES:
Salaries and benefits..........................  191.6   175.4   566.6   543.9
Other..........................................  104.6    96.7   312.5   299.6
                                                ------  ------  ------  ------
  Total........................................  296.2   272.1   879.1   843.5
                                                ------  ------  ------  ------
Operating income...............................   21.7    27.6    88.3   108.5
                                                ------  ------  ------  ------
OTHER INCOME (EXPENSES):
Investment income..............................    3.5     4.6    10.6    13.9
Interest expense...............................   (3.9)   (4.6)  (11.8)  (14.1)
Other..........................................    1.1     1.2     0.6    34.0
                                                ------  ------  ------  ------
  Total........................................    0.7     1.2    (0.6)   33.8
                                                ------  ------  ------  ------
Income before income taxes and minority inter-
 est...........................................   22.4    28.8    87.7   142.3
Income taxes...................................   (9.0)  (11.0)  (35.0)  (54.7)
                                                ------  ------  ------  ------
Income before minority interest................   13.4    17.8    52.7    87.6
Minority interest..............................   (0.3)   (0.3)   (5.0)   (5.7)
                                                ------  ------  ------  ------
Net income.....................................   13.1    17.5    47.7    81.9
Preferred stock dividends......................   (6.7)   (6.4)  (19.9)  (18.9)
                                                ------  ------  ------  ------
Earnings attributable to common shareholders... $  6.4  $ 11.1  $ 27.8  $ 63.0
                                                ======  ======  ======  ======
PER SHARE INFORMATION:
Primary earnings per share..................... $ 0.14  $ 0.25  $ 0.62  $ 1.42
                                                ======  ======  ======  ======
Average common and common equivalent shares
 outstanding...................................   45.3    44.6    45.1    44.5
                                                ======  ======  ======  ======
Fully diluted earnings per share............... $ 0.14  $ 0.25  $ 0.62  $ 1.33
                                                ======  ======  ======  ======
Average common shares outstanding, assuming
 full dilution.................................   45.3    44.6    45.1    57.1
                                                ======  ======  ======  ======
Cash dividends per common share................ $0.025  $0.025  $0.075  $0.075
                                                ======  ======  ======  ======

                See accompanying notes to financial statements.

               ALEXANDER & ALEXANDER SERVICES INC. & SUBSIDIARIES

                     CONDENSED CONSOLIDATED BALANCE SHEETS
              SEPTEMBER 30, 1996 (UNAUDITED) AND DECEMBER 31, 1995

                                                      SEPTEMBER 30, DECEMBER 31,
                                                          1996          1995
                                                      ------------- ------------
                                                            (IN MILLIONS)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents:
 Operating..........................................    $  232.0      $  241.2
 Fiduciary..........................................       526.2         496.4
Short-term investments:
 Operating..........................................        21.1          11.3
 Fiduciary..........................................       265.0         224.9
Premiums and fees receivable (less allowance for
 doubtful accounts of $20.6 in 1996 and $20.5 in
 1995)..............................................     1,200.7       1,292.8
Deferred income taxes...............................        16.8          20.0
Other current assets................................        74.1          85.4
                                                        --------      --------
   Total current assets.............................     2,335.9       2,372.0
Property and equipment--net.........................       120.4         126.4
Intangible assets--net..............................       221.2         210.7
Deferred income taxes...............................       103.6         102.1
Long-term operating investments.....................        21.4          30.9
Other...............................................       119.5         100.3
                                                        --------      --------
                                                        $2,922.0      $2,942.4
                                                        ========      ========
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Premiums payable to insurance companies.............    $1,775.9      $1,810.4
Short-term debt.....................................        13.8          19.1
Current portion of long-term debt...................         7.7           9.3
Deferred income taxes...............................         8.8           9.4
Accrued compensation and related benefits...........        56.1          81.8
Income taxes payable................................        34.6          24.7
Other accrued expenses..............................       130.6         165.8
                                                        --------      --------
   Total current liabilities........................     2,027.5       2,120.5
                                                        --------      --------
LONG-TERM LIABILITIES:
Long-term debt......................................       142.4         126.2
Deferred income taxes...............................        18.9          15.6
Net liabilities of discontinued operations..........        27.0          33.4
Other...............................................       243.7         234.1
                                                        --------      --------
   Total long-term liabilities......................       432.0         409.3
                                                        --------      --------
Commitments and contingent liabilities (Notes 3, 6
 and 9)
8% Series B cumulative convertible preferred stock
 contingency (Note 9)...............................         0.0          10.0
STOCKHOLDERS' EQUITY:
Preferred stock, authorized 15,000,000 shares, $1
 par value:
 Series A junior participating preferred stock, is-
  sued and outstanding, none........................         --            --
 $3.625 Series A convertible preferred stock, is-
  sued and outstanding, 2,300,000 shares, liquida-
  tion preference of $115 million...................         2.3           2.3
 8% Series B cumulative convertible preferred
  stock, issued and outstanding, 4,751,208 and
  4,477,170 shares, respectively, liquidation
  preference of $238 million and $224 million,
  respectively......................................         4.8           4.5
Common stock, authorized 200,000,000 shares, $1 par
 value; issued and outstanding 43,005,799 and
 42,259,282 shares, respectively....................        43.0          42.3
Class A common stock, authorized 26,000,000 shares,
 $.00001 par value; issued and outstanding 1,811,121
 and 1,920,821 shares, respectively.................         --            --
Class C common stock, authorized 11,000,000 shares,
 $1 par value; issued and outstanding 350,003 and
 361,092 shares, respectively.......................         0.4           0.4
Class D common stock, authorized 40,000,000 shares,
 $1 par value; issued and outstanding, none.........         --            --
Paid-in capital.....................................       666.7         638.1
Accumulated deficit.................................      (203.1)       (227.5)
Net unrealized investment gains--net of income tax-
 es.................................................         6.7           5.6
Accumulated translation adjustments.................       (58.3)        (63.1)
                                                        --------      --------
   Total stockholders' equity.......................       462.5         402.6
                                                        --------      --------
                                                        $2,922.0      $2,942.4
                                                        ========      ========

                See accompanying notes to financial statements.

               ALEXANDER & ALEXANDER SERVICES INC. & SUBSIDIARIES

                UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

             FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1995

                                                                 NINE MONTHS
                                                                    ENDED
                                                                SEPTEMBER 30,
                                                                --------------
                                                                 1996    1995
                                                                ------  ------
                                                                (IN MILLIONS)
CASH PROVIDED (USED) BY:
OPERATING ACTIVITIES:
Income from continuing operations.............................  $ 47.7  $ 81.9
Adjustments to reconcile to net cash provided by operating ac-
 tivities:
 Depreciation and amortization................................    36.9    33.3
 Deferred income taxes........................................     5.7    28.9
 Gains on dispositions of subsidiaries and other assets.......     --    (30.4)
 Other........................................................    10.3     7.8
Changes in assets and liabilities (net of effects from acqui-
 sitions and dispositions):
 Net fiduciary cash and cash equivalents and short-term in-
  vestments...................................................   (65.4)  (44.7)
 Premiums and fees receivable.................................   106.5    38.2
 Prepaid expenses and other current assets....................    17.3    (8.4)
 Other non-current assets.....................................   (15.2)  (13.2)
 Premiums payable to insurance companies......................   (53.1)  (10.1)
 Other accrued expenses.......................................   (67.5) (104.2)
 Other long-term liabilities..................................    15.7    (8.5)
Discontinued operations (net).................................   (10.4)  (12.8)
                                                                ------  ------
   Net cash provided (used) by operating activities...........    28.5   (42.2)
                                                                ------  ------
INVESTING ACTIVITIES:
Net purchases of property and equipment.......................   (18.6)  (15.1)
Purchases of businesses.......................................   (22.8)   (2.8)
Proceeds from sales of subsidiaries and other assets..........     0.7    88.1
Purchases of operating investments............................   (26.0) (180.2)
Sales and maturities of operating investments.................    27.8   196.1
                                                                ------  ------
   Net cash provided (used) by investing activities...........   (38.9)   86.1
                                                                ------  ------
FINANCING ACTIVITIES:
Cash dividends................................................    (9.6)   (9.6)
Proceeds from issuance of short-term debt.....................    12.0     0.2
Repayments of short-term debt.................................   (15.2)   (0.4)
Proceeds from issuance of long-term debt......................    30.1     4.6
Repayments of long-term debt..................................   (18.9)  (35.1)
Issuance of common stock......................................     1.2     0.1
                                                                ------  ------
   Net cash used by financing activities......................    (0.4)  (40.2)
                                                                ------  ------
Effect of exchange rate changes on operating cash and cash
 equivalents..................................................     1.6     2.4
Operating cash and cash equivalents at beginning of year......   241.2   248.7
                                                                ------  ------
Operating cash and cash equivalents at end of period..........  $232.0  $254.8
                                                                ======  ======
SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid during the period for:
 Interest.....................................................  $ 14.7  $ 13.9
 Income taxes.................................................    14.0    67.5
NON-CASH INVESTING AND FINANCING ACTIVITIES:
Notes payable issued for contingency settlements..............  $  --   $ 45.7
Series B cumulative convertible preferred stock dividends-in-
 kind.........................................................    13.7    12.6
Common stock issued for employee benefit and stock plans......     4.5     3.6
Common stock issued for non-employee stock plans..............     0.2     0.4

                See accompanying notes to financial statements.

               ALEXANDER & ALEXANDER SERVICES INC. & SUBSIDIARIES

                    UNAUDITED NOTES TO FINANCIAL STATEMENTS

                  (IN MILLIONS, EXCEPT PER SHARE INFORMATION)

1. INTERIM FINANCIAL PRESENTATION

  Unless otherwise indicated, all amounts are stated in millions of U.S. dollars. In the opinion of the management of the Company, all adjustments, consisting only of normal recurring accruals, necessary for a fair presentation have been included in the consolidated financial statements. The results of operations for the first nine months of the year are not necessarily indicative of results for the year.

  These unaudited consolidated financial statements should be read in conjunction with the audited consolidated financial statements and the notes thereto included in the Company's 1995 Annual Report to Shareholders.

2. ACQUISITIONS AND DISPOSITIONS

 Acquisitions

  In the first nine months of 1996, the Company acquired in transactions accounted for as purchases, or invested in ten brokerage and consulting operations, primarily in the Asia/Pacific region, for combined purchase prices approximating $27.5 million. The Company paid a total of $21.9 million at closing for these acquisitions. These acquisitions produced approximately $30 million in annualized revenues.

  In October 1996, the Company acquired a European retail broking operation for a purchase price not to exceed $5.3 million of which $3.3 million was paid at closing.

 Dispositions

  On February 28, 1995, the Company completed the sale of Alexsis Inc., its U.S.-based third party claims administrator for total cash proceeds of $47.1 million resulting in a pre-tax gain of $30.3 million, ($20.8 million after-tax or $0.47 per share). Adjustments, including post closing adjustments pursuant to the agreement, resulted in a final reported pre-tax gain of $28.7 million, ($18.7 million after-tax or $0.42 per share) for the year ended December 31, 1995.

  In January 1995, the Company sold its minority interest in a U.K. merchant bank for cash proceeds of $7.2 million and a pre-tax gain of $0.3 million.

  These gains are included in Other Income (Expenses) in the Consolidated Statements of Operations.

3. INCOME TAXES

  On August 6, 1996, the Company received a technical advice memorandum ("TAM"), issued by the IRS National Office, favorable to the Company with respect to the federal income tax consequences of certain 1991 intercompany transactions involving the stock of a U.K. subsidiary. The IRS District Director's Office subsequently adopted the TAM and withdrew its proposal to increase taxable income for the year 1991 with respect to this issue. The examination of the 1990 and 1991 federal income tax returns will come to a conclusion with the disposition of this issue.

  Based upon the favorable TAM relating to the 1991 transactions, the Company does not expect IRS examiners to take issue with the Company's reporting of a similar series of transactions that occurred in 1993. The IRS commenced its examination of the tax years 1992 through 1994 in July 1996. The potential tax liability, excluding interest and penalties, associated with the 1993 transactions had been estimated by the Company at $25 million.

               ALEXANDER & ALEXANDER SERVICES INC. & SUBSIDIARIES

  No provision for any potential liability with respect to the 1991 and 1993 transactions had been made in the consolidated financial statements.

  The Company believes that its current tax reserves are adequate to cover its tax liabilities.

4. EMPLOYEES' RETIREMENT PLANS AND BENEFITS

  Effective January 1, 1996, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 123, "Accounting for Stock Based Compensation". The Company has elected to continue to measure compensation costs using APB Opinion No. 25 and accordingly will provide the pro-forma disclosures required by SFAS No. 123 in its Annual Report on Form 10-K for the year ended December 31, 1996.

5. STOCK OPTION AND INCENTIVE PLANS

 Worldwide Employee Savings-Related Stock Purchase Plan

  The Company's Worldwide Employee Savings-Related Stock Purchase Plan (Worldwide Employee Purchase Plan) was approved by the Board of Directors and became effective as of May 16, 1996. Under the Worldwide Employee Purchase Plan eligible employees outside the U.S. may purchase up to an aggregate 750,000 shares of the Company's Common Stock. At the end of the 5-year offering period, participants can elect to purchase from the contributions saved, shares of the Company's Common Stock at a 15 percent discount of the closing price of the Common Stock reported on the New York Stock Exchange on the first date of the 5-year offering period. 471,000 shares have been subscribed to as of September 30, 1996. Non-U.S. employees who are "executive officers" of the Company, as that term is defined pursuant to Section 16 of the Securities Exchange Act of 1934, participate in a subplan of the Employee Discount Stock Purchase Plan with similar terms.

 1995 Long-Term Incentive Plan Amendment

  On May 16, 1996 an amendment to the 1995 Long-Term Incentive Plan (1995 LTIP) was approved by stockholders. The 1995 LTIP provided that no more than 940,000 restricted shares may be used for Restricted Stock Awards and Bonus Equity Plan Awards (BEP). The amendment excludes BEP Awards from the 940,000 restricted share limitation, but does not increase the number of shares authorized under the 1995 LTIP.

6. DISCONTINUED OPERATIONS

  In 1985, the Company discontinued its insurance underwriting operations. In 1987, the Company sold Sphere Drake Insurance Group (Sphere Drake). The Sphere Drake sales agreement provides indemnities by the Company to the purchaser for various potential liabilities including provisions covering future losses on certain insurance pooling arrangements from 1953 to 1967 between Sphere Drake and Orion Insurance Company (Orion), a U.K.-based insurance company, and future losses pursuant to a stop loss reinsurance contract between Sphere Drake and Lloyd's Syndicate 701 (Syndicate 701). In addition, the sales agreement requires the Company to assume any losses in respect of actions or omissions by Swann & Everett Underwriting Agency (Swann & Everett), an underwriting management company previously managed by Alexander Howden Group Limited (Alexander Howden).

  The net liabilities of discontinued operations shown in the accompanying Consolidated Balance Sheets include insurance liabilities associated with the above indemnities, liabilities of insurance underwriting subsidiaries currently in run-off and other related liabilities.

               ALEXANDER & ALEXANDER SERVICES INC. & SUBSIDIARIES

  A summary of the net liabilities of discontinued operations is as follows:

                                                         AS OF        AS OF
                                                     SEPTEMBER 30, DECEMBER 31,
                                                         1996          1995
                                                     ------------- ------------
      Liabilities:
        Insurance liabilities.......................    $252.4        $257.1
        Other.......................................      15.1          14.9
                                                        ------        ------
            Total liabilities.......................     267.5         272.0
                                                        ------        ------
      Assets:
        Recoverable under finite risk contracts:
          Insurance liabilities.....................     129.4         126.4
          Premium adjustment........................       9.7           9.8
        Reinsurance recoverables....................      52.6          51.6
        Cash and investments........................      29.7          27.2
        Other.......................................       8.8           9.3
                                                        ------        ------
            Total assets............................     230.2         224.3
                                                        ------        ------
      Total net liabilities of discontinued opera-
       tions........................................      37.3          47.7
      Less current portion classified as other ac-
       crued expenses...............................      10.3          14.3
                                                        ------        ------
      Remainder classified as net liabilities of
       discontinued operations......................    $ 27.0        $ 33.4
                                                        ======        ======

  The insurance liabilities represent estimates of future claims expected to be made under occurrence-based insurance policies and reinsurance business written through Lloyd's and the London Market covering primarily asbestosis, environmental pollution, and latent disease risks in the United States which are coupled with substantial litigation expenses. These claims are expected to develop and be settled over the next twenty to thirty years.

  Liabilities stemming from these claims cannot be estimated using conventional actuarial reserving techniques because the available historical experience is not adequate to support the use of such techniques and because case law, as well as scientific standards for measuring the adequacy of site clean-up (both of which have had, and will continue to have, a significant bearing on the ultimate extent of the liabilities) is still evolving. Accordingly, the Company's independent actuaries have combined available exposure information with other relevant industry data and have used various projection techniques to estimate the insurance liabilities, consisting principally of incurred but not reported losses.

  In 1994, Orion, which has financial responsibility for sharing certain of the insurance pool liabilities, was placed in provisional liquidation by order of the English Courts. Based on current facts and circumstances, the Company believes that the provisional liquidation will not have a material adverse effect on the net liabilities of discontinued operations.

  The Company has certain protection against adverse developments of the insurance liabilities through two finite risk contracts issued by Centre Reinsurance (Bermuda) Limited (reinsurance company). A contract entered into in 1989 provides the insurance underwriting subsidiaries currently in run-off with recoveries of recorded liabilities of $76 million, and for up to $50 million of additional recoveries in excess of those liabilities subject to a deductible for one of the run-off companies of $15 million. At September 30, 1996, based on an estimate by an independent actuarial firm, the Company had accrued $12.9 million of the deductible.

               ALEXANDER & ALEXANDER SERVICES INC. & SUBSIDIARIES

  On July 1, 1994, the Company entered into an insurance-based financing contract (finite risk contract) with the reinsurance company providing protection primarily for exposures relating to Orion, Syndicate 701 and Swann & Everett. The contract provided for the payment by the Company of $80 million, $50 million of which was borrowed from the reinsurance company, and for payment by the Company of the first $73 million of paid claims. The contract entitles the Company to recover paid claims in excess of the Company's $73 million retention. At September 30, 1996, recoveries were limited to $120.8 million, which includes the Company's payment of $80 million. In addition, commencing December 31, 1996, depending on the timing and amount of paid loss recoveries under the contract, the Company may be entitled to receive a payment from the reinsurance company in excess of the amounts recovered for paid losses if the contract is terminated. The contract is accounted for under the deposit method of accounting and the accounting requirements for discontinued operations.

  The Company's right to terminate the contract entered into in 1994 is subject to the consent of American International Group, Inc. (AIG) as long as AIG is the holder of certain shares of the Company's stock. In addition, the reinsurance company also has the right, under certain circumstances, all of which are under the Company's control, to terminate that contract.

  The insurance liabilities set forth above represent the Company's best estimates of the probable liabilities based on independent actuarial estimates. The recoverable amounts under the finite risk contracts, which are considered probable of realization based on independent actuarial estimates of losses and pay-out patterns, represent the excess of such liabilities over the Company's retention levels. The premium adjustment represents the recoverable amount considered probable of realization at the earliest date the Company can exercise its right to terminate the finite risk contract covering the insurance underwriting subsidiaries currently in run-off.

  Changes in the total net liabilities of discontinued operations for the nine months ended September 30, 1996 are as follows:

      Beginning balance.................................................. $47.7
        Claims and expense payments...................................... (10.4)
                                                                          -----
      Ending Balance..................................................... $37.3
                                                                          =====

  While the insurance liabilities set forth above represent the Company's best estimate of the probable liabilities within a range of independent actuarial estimates of reasonably probable loss amounts, there is no assurance that further adverse developments may not occur due to variables inherent in the estimation processes and other matters described above. Based on independent actuarial estimates of a range of reasonably possible loss amounts, liabilities could exceed recorded amounts by approximately $165 million. However, in the event of such adverse developments, based on independent actuarial estimates of pay-out patterns, up to approximately $125 million of this excess would be recoverable under the finite risk contracts.

  The Company believes that, based on current estimates, the established total net liabilities of discontinued operations are sufficient to cover its exposures.

7. INVESTMENTS

  At September 30, 1996, net unrealized holding gains totaled $6.7 million, net of deferred income taxes of $2.4 million, and are reported as a separate component of Stockholders' Equity.

               ALEXANDER & ALEXANDER SERVICES INC. & SUBSIDIARIES

  At September 30, 1996 and December 31, 1995, the amortized cost and estimated fair value of the Company's debt and equity securities and related financial instruments used to hedge such investments are summarized below:

                                                 SEPTEMBER 30, 1996
                                      -----------------------------------------
                                                  GROSS      GROSS    ESTIMATED
                                      AMORTIZED UNREALIZED UNREALIZED   FAIR
                                        COST      GAINS      LOSSES     VALUE
                                      --------- ---------- ---------- ---------
      U.S. Government agencies/state
       issuances....................   $  --       $--       $ --      $  --
      Other interest-bearing securi-
       ties.........................    138.1       --         --       138.1
      Mortgage-backed securities....      5.7       --         --         5.7
      Equity securities.............      4.7       8.7        --        13.4
      Financial instruments--used as
       hedges.......................      --        0.9       (0.5)       0.4
                                       ------      ----      -----     ------
          Total.....................   $148.5      $9.6      $(0.5)    $157.6
                                       ======      ====      =====     ======
                                                  DECEMBER 31, 1995
                                      -----------------------------------------
                                                  GROSS      GROSS    ESTIMATED
                                      AMORTIZED UNREALIZED UNREALIZED   FAIR
                                        COST      GAINS      LOSSES     VALUE
                                      --------- ---------- ---------- ---------
      U.S. Government agencies/state
       issuances....................   $  2.7      $--       $ --      $  2.7
      Other interest-bearing
       securities...................    138.1       --         --       138.1
      Equity securities.............      3.1       6.5        --         9.6
      Financial instruments--used as
       hedges.......................      --        1.3       (0.2)       1.1
                                       ------      ----      -----     ------
          Total.....................   $143.9      $7.8      $(0.2)    $151.5
                                       ======      ====      =====     ======

  The above debt and equity securities and financial instruments used as hedges are classified in the Consolidated Balance Sheets as follows:

                                                      SEPTEMBER 30, DECEMBER 31,
                                                          1996          1995
                                                      ------------- ------------
      Cash and cash equivalents:
        Operating....................................    $ 41.7        $ 34.1
        Fiduciary....................................      93.2          73.1
      Short-term investments:
        Operating....................................       0.7           0.3
        Fiduciary....................................       2.3          18.8
      Long-term operating investments................      19.7          25.2
                                                         ------        ------
          Total......................................    $157.6        $151.5
                                                         ======        ======

               ALEXANDER & ALEXANDER SERVICES INC. & SUBSIDIARIES

  At September 30, 1996 and December 31, 1995, the amortized cost and estimated fair value of debt securities by contractual maturity are summarized below:

                                                             SEPTEMBER 30, 1996
                                                             -------------------
                                                                       ESTIMATED
                                                             AMORTIZED   FAIR
                                                               COST      VALUE
                                                             --------- ---------
      Due in one year or less...............................  $137.8    $137.8
      Due after one year through five years.................     0.2       0.2
      Due after five years through ten years................     0.1       0.1
      Due after ten years...................................     --        --
                                                              ------    ------
                                                               138.1     138.1
      Mortgage-backed securities............................     5.7       5.7
                                                              ------    ------
          Total debt securities.............................  $143.8    $143.8
                                                              ======    ======
                                                              DECEMBER 31, 1995
                                                             -------------------
                                                                       ESTIMATED
                                                             AMORTIZED   FAIR
                                                               COST      VALUE
                                                             --------- ---------
      Due in one year or less...............................  $120.8    $120.8
      Due after one year through five years.................     4.8       4.8
      Due after five years through ten years................    10.2      10.2
      Due after ten years...................................     5.0       5.0
                                                              ------    ------
                                                               140.8     140.8
      Mortgage-backed securities............................     --        --
                                                              ------    ------
          Total debt securities.............................  $140.8    $140.8
                                                              ======    ======

  Certain of the above investments with maturities greater than one year are classified as short-term and included in current assets as they represent fiduciary investments that will be utilized during the normal operating cycle of the business to pay premiums payable to insurance companies that are included in current liabilities.

8. DEBT

  The Company has a $200 million three year credit facility with various banks, which expires in March 1998. The agreement provides for unsecured borrowings and for the issuance of up to $100 million of letters of credit, and contains various covenants, including minimum consolidated net worth, maximum leverage and minimum cash flow requirements. Interest rates charged on amounts drawn on this credit agreement are dependent upon the Company's credit ratings, the duration of the borrowings and the Company's choice of one of a number of indices, including the prime lending rate, certificate of deposit rates, the federal funds rate and LIBOR.

  In August 1996, the Company obtained two short-term bank loans totaling $7 million. The proceeds from these loans were used to reduce the amount outstanding under the agreement. As of September 30, 1996, $50 million of unsecured borrowings were outstanding. During the first quarter of 1996, a $10 million letter of credit was issued, and, in July 1996, the $10 million letter of credit was cancelled.

  In March 1996, the Company obtained a $10 million, short term bank loan which was subsequently repaid in April 1996.

               ALEXANDER & ALEXANDER SERVICES INC. & SUBSIDIARIES

  As part of the October 1995 agreement for the purchase of JIB, the Company paid a promissory note totaling $10.6 million in April, 1996. During the second quarter of 1996, the October 1996 promissory note was revalued to $6 million in accordance with the revenue retention criteria for the former JIB offices stipulated in the purchase agreement.

  In April 1996, the Company paid the first installment of $5.8 million on the Mutual Fire zero-coupon note. (See Note 9 of the Unaudited Notes to Financial Statements).

  In May 1996, the Company issued a $2.7 million, 9 percent two year note, relating to an acquisition in the Asia-Pacific region. This note is contingent upon future results of the acquired business. (See Note 2 of the Unaudited Notes to Financial Statements.)

9. CONTINGENCIES

  The Company and its subsidiaries are subject to various claims and lawsuits from both private and governmental parties, which include claims and lawsuits in the ordinary course of business, consisting principally of alleged errors and omissions in connection with the placement of insurance and in rendering consulting services. In some of these cases, the remedies that may be sought or damages claimed are substantial. Additionally, the Company and its subsidiaries are subject to the risk of losses resulting from the potential uncollectibility of insurance and reinsurance balances and claims advances made on behalf of clients and indemnifications connected with the sales of certain businesses.

  Certain claims were asserted against the Company and certain of its subsidiaries alleging, among other things, that certain Alexander Howden subsidiaries accepted, on behalf of certain insurance companies, insurance or reinsurance at premium levels not commensurate with the level of underwriting risks assumed and retroceded or reinsured those risks with financially unsound reinsurance companies. The remaining claim asserting these allegations is pending in a suit filed in New York. In an action brought in 1988 against the Company and certain subsidiaries (Certain Underwriters at Lloyd's of London Subscribing to Insurance Agreements ML8055801, et al. v. Alexander & Alexander Services Inc., et al., formerly captioned Dennis Edward Jennings v. Alexander & Alexander Europe plc, et al., 88 Civ. 7060 (RO) (S.D.N.Y.)), plaintiffs seek compensatory and punitive damages, as well as treble damages under RICO totaling $36 million. The defendants have counterclaimed against certain of the plaintiffs for contribution. Discovery in this case remains to be concluded and no trial date has been set. Management of the Company believes there are valid defenses to all the claims that have been made with respect to these activities and the Company is vigorously defending the pending action. This action is covered under the Company's professional indemnity program, except for possible damages under RICO. The Company currently believes the reasonably possible loss that might result from this action, if any, would not be material to the Company's financial position or results of operations.

  In 1987, the Company sold Shand Morahan & Company (Shand), its domestic underwriting management subsidiary. Prior to the sale, Shand and its subsidiaries had provided underwriting management services for and placed insurance and reinsurance with and on behalf of Mutual Fire Marine & Inland Insurance Company (Mutual Fire). Mutual Fire was placed in rehabilitation by the Courts of the Commonwealth of Pennsylvania in December 1986. In February 1991, the rehabilitator commenced an action captioned Foster v. Alexander & Alexander Services Inc., 91 Civ. 1179 (E.D.Pa.). The complaint, which sought compensatory and punitive damages, alleged that Shand, and in certain respects, the Company breached duties to and agreements with, Mutual Fire. The rehabilitator sought damages estimated at approximately $234 million.

  On March 27, 1995, the Company, Shand and the rehabilitator entered into a settlement agreement which was approved by the courts and which terminated the rehabilitator's litigation and released the Company and Shand from any further claims by the rehabilitator. Under the terms of the settlement, the Company paid $12 million in cash and issued a $35 million six-year zero-coupon note. In addition, in 1995 Shand returned $4.6 million of trusteed assets to the rehabilitator and the rehabilitator has eliminated any right of set-offs previously

               ALEXANDER & ALEXANDER SERVICES INC. & SUBSIDIARIES estimated to be $4.7 million. The Mutual Fire settlement agreement includes certain features protecting the Company from potential exposure to claims for contribution brought by third-parties and expenses arising out of such claims. In April 1996 the Company paid the first installment on the zero-coupon note in the amount of $5.8 million.

  Although the Company's professional liability underwriters have denied coverage for the Mutual Fire lawsuit, the Company has instituted a declaratory judgment action attempting to validate coverage (Alexander & Alexander Services Inc. and Alexander & Alexander Inc. v. Those Certain Underwriters at Lloyd's of London, subscribing to insurance evidence by policy numbers 879/P. 31356 and 879/P. 35349 and Assicurazioni Generali, S.P.A., No. 92 Civ. 6319 (F.D.N.Y.)). On October 16, 1996, the Court issued a decision holding that the Company is not entitled to coverage for the rehabilitator's claims. The Company plans to appeal the ruling.

  Under the 1987 agreement with the purchaser of Shand, the Company agreed to indemnify the purchaser against certain contingencies, including, among others,
(i) losses arising out of pre-sale transactions between Shand or Shand's subsidiaries, on the one hand, and Mutual Fire, on the other, and (ii) losses arising out of pre-sale errors or omissions by Shand or Shand's subsidiaries. The Company's obligations under the indemnification provisions in the 1987 sales agreement were not limited as to amount or duration.

  Starting in late 1992, the purchaser of Shand has asserted a number of claims under both the Mutual Fire indemnification provision and the errors and omissions indemnification provision of the sales agreement. During 1995, most of those claims have been resolved by a series of settlement agreements, involving the settlement or release of (a) claims relating to reinsurance recoverables due to Shand's subsidiaries from Mutual Fire, (b) claims relating to deterioration of reserves for business written by Mutual Fire and ceded to Shand's subsidiaries, and (c) a number of potential errors and omissions claims by third-party reinsurers against Shand. Under the settlement agreement entered into in January 1995, covering the errors and omissions claims by third-party reinsurers, the Company obtained a release and limitation of indemnification obligations relating to certain third-party errors and omissions claims, and restructured the contractual relationship with the purchaser so that the parties' future interests as to third-party claims are more closely aligned. The Company paid $14 million in cash, issued a five-year interest bearing note in the principal amount of $14 million and expected to pay a contingent obligation of $4.5 million. In June 1995, the $14 million note payable was prepaid in whole. The remaining contingent note payable of $4.5 million was paid in full in September 1995.

  Notwithstanding these settlements, the limitation of certain contract obligations and the restructuring of the parties' relationship, some of the Company's indemnification provisions under the 1987 agreement are still in effect. As a result there remains the possibility of substantial exposure under the indemnification provisions of the 1987 agreement, although the Company, based on current facts and circumstances, believes the possibility of a material loss resulting from these exposures is remote.

  In November 1993, a class action suit was filed against the Company and two of its then directors and officers, Tinsley H. Irvin and Michael K. White, in the United States District Court for the Southern District of New York under the caption Harry Glickman v. Alexander & Alexander Services Inc., et al. (Civil Action No. 93 Civ. 7594). On January 6, 1995, the plaintiff filed a second amended complaint which, among other things, dropped Mr. White as a defendant. The second amended complaint purported to assert claims on behalf of a class of persons who purchased the Company's Common Stock during the period May 1, 1991 to November 4, 1993, alleging that during this period the Company's financial statements contained material misrepresentations as a result of inadequate reserves established by the Company's subsidiary, Alexander Consulting Group Inc., for unbillable work-in-progress. The second amended complaint sought damages in an unspecified amount, as well as attorneys' fees and other costs, for alleged violations of Sections 10(b) and 20(a) of the Securities Exchange Act of 1934.

               ALEXANDER & ALEXANDER SERVICES INC. & SUBSIDIARIES

  In response to the second amended complaint, the Company filed a motion to dismiss. On March 4, 1996, the Court entered an order granting the Company's motion to dismiss the action and plaintiff was denied leave to replead. Following plaintiff's filing a notice of appeal, the parties entered into a stipulation withdrawing the appeal, which was entered by the court on June 17, 1996, thereby terminating the litigation.

  These contingent liabilities involve significant amounts. While it is not possible to predict with certainty the outcome of such contingent liabilities, the applicability or availability of coverage for such matters under the Company's professional indemnity insurance program, or their financial impact on the Company, management currently believes that such impact will not be material to the Company's financial position. However, it is possible that future developments with respect to these matters could have a material effect on future interim or annual results of operations.

  Under the Series B Convertible Preferred Stock Purchase Agreement, as amended, the Company had agreed to make certain payments to the purchaser pursuant to indemnifications given with respect to tax payments and reserves in excess of recorded tax reserves as of March 31, 1994. The Company's potential exposures under the indemnification, individually or in the aggregate, were limited to $10 million. As a result of the IRS decision discussed in Note 3, the Company's Series B Convertible Preferred Stock purchase agreement has been amended to terminate contingent payment obligations for all remaining indemnifications given by the Company with respect to tax payments and reserves for contingent liabilities. Accordingly, the Company increased shareholder equity by $10 million by reclassifying proceeds from the issuance of the Series B stock.

10. FINANCIAL INSTRUMENTS

  The Company enters into foreign exchange forward contracts and foreign exchange option agreements primarily to provide risk management against existing firm commitments as well as anticipated future exposures that will arise at its London-based specialist insurance and reinsurance broking operations. The exposures arise because a significant portion of the revenues of these operations are denominated in U.S. dollars, while their expenses are primarily denominated in U.K. pounds sterling.

  The Company generally sells forward U.S. dollars and purchases U.K. pounds sterling with settlements of up to two years in the future. Such contracts provide risk management against future anticipated transactions which are not firm commitments. In addition, the Company enters into foreign exchange contracts to manage market risk associated with foreign exchange volatility on intercompany loans and expected intercompany dividends. Finally, the Company enters into foreign exchange contracts to effectively offset existing contracts when anticipated exchange rate movements would benefit the Company.

  Gains and losses on foreign exchange forward contracts are marked to market at each balance sheet date and are included in other current assets or liabilities, with the resulting gain or loss recorded as a component of other operating expenses. The fair market value of all foreign exchange forward contracts at September 30, 1996 was an asset of $1.4 million and a liability of $0.1 million as of December 31, 1995.

  At September 30, 1996 and December 31, 1995, the Company had $87.1 million and $69.9 million, respectively, notional principal of forward exchange contracts outstanding, primarily to exchange U.S. dollars into U.K. pounds sterling, and $34.5 million and $16.3 million, respectively, notional principal outstanding, primarily to exchange U.K. pounds sterling into U.S. dollars.

  Foreign exchange options written by the Company are marked to market at each balance sheet date and the resulting gain or loss is recorded as a component of other operating expenses. Future cash requirements may exist if the option is exercised by the holder. At September 30, 1996, the Company had $20 million notional

               ALEXANDER & ALEXANDER SERVICES INC. & SUBSIDIARIES principal of written foreign exchange options outstanding. Based on foreign exchange rates at September 30, 1996 and December 31, 1995, the Company recognized a current liability of $0.5 million and $0.6 million, respectively, consisting of unamortized premiums and the estimated cost to settle these options on those dates.

  The Company has entered into interest rate swaps and forward rate agreements, which are accounted for as hedges, as a means to limit the earnings volatility associated with changes in short-term interest rates on its existing and anticipated fiduciary investments. These instruments are contractual agreements between the Company and financial institutions which exchange fixed and floating interest rate payments periodically over the life of the agreements without exchanges of the underlying principal amounts. The notional principal amounts of such agreements are used to measure the interest to be paid or received and do not represent the amount of exposure to credit loss. The Company records the difference between the fixed and floating rates of such agreements as a component of its fiduciary investment income. Interest rate swaps and forward rate agreements which relate to debt securities held as investments by the Company are marked to market in accordance with SFAS No. 115 and are recorded as a separate component of stockholders' equity, net of taxes. At September 30, 1996, an unrealized gain of $0.3 million on interest rate swaps and forward rate agreements which hedge existing fiduciary investments was reflected in fiduciary cash and equivalents in the Consolidated Balance Sheet.

  At September 30, 1996 and December 31, 1995 the Company had the following interest rate swaps and forward rate agreements in effect, by year of final maturity:

                                                  SEPTEMBER 30, 1996
                                      ------------------------------------------
                                                NET WEIGHTED        NET WEIGHTED
                                        GROSS     AVERAGE    GROSS    AVERAGE
                                      RECEIVING   INTEREST   PAYING   INTEREST
      YEAR                              FIXED       RATE     FIXED      RATE
      ----                            --------- ------------ ------ ------------
      1996........................... $  112.8      6.05%    $100.6     5.71%
      1997...........................    612.0      6.57      156.3     6.12
      1998...........................    249.4      6.97       10.0     6.80
      1999...........................    101.3      6.73        --       --
                                      --------      ----     ------     ----
        Total........................ $1,075.5      6.63%    $266.9     5.99%
                                      ========      ====     ======     ====
                                                  DECEMBER 31, 1995
                                      ------------------------------------------
                                                NET WEIGHTED        NET WEIGHTED
                                        GROSS     AVERAGE    GROSS    AVERAGE
                                      RECEIVING   INTEREST   PAYING   INTEREST
      YEAR                              FIXED       RATE     FIXED      RATE
      ----                            --------- ------------ ------ ------------
      1996........................... $  390.3      7.38%    $471.7     6.27%
      1997...........................    203.2      6.68       40.0     5.90
      1998...........................    182.9      7.08        --       --
                                      --------      ----     ------     ----
        Total........................ $  776.4      7.13%    $511.7     6.24%
                                      ========      ====     ======     ====

  The Company generally enters into interest rate swap agreements with a final maturity of three years or less. The floating rate on these agreements is generally based upon the six-month LIBOR rate on the relevant reset dates. Forward rate agreements generally have a final maturity date that is less than two years, and use six-month LIBOR as the floating rate index.

  In addition, as part of its interest rate management program, the Company utilizes various types of interest rate options, including caps, collars, floors and interest rate guarantees. The Company generally writes covered interest rate options under which the Company receives a fixed interest rate.

  The options are marked to market at each balance sheet date, based on the Company's estimated cost to settle the options. The estimated cost to settle the options, less any premium deferred by the Company, is

               ALEXANDER & ALEXANDER SERVICES INC. & SUBSIDIARIES recognized as a reduction to fiduciary investment income in the period when such changes in market value occur. The Company recognized a current liability of $0.5 million and $0.3 million, representing the estimated cost to settle these options at September 30, 1996 and December 31, 1995, respectively. The estimated cost to settle these agreements was determined by obtaining quotes from banks and other financial institutions which make a market in these instruments.

  At September 30, 1996 and December 31, 1995, the Company had the following written interest rate option agreements outstanding, by year of final maturity:

                                                  SEPTEMBER 30, 1996
                                      ------------------------------------------
                                                NET WEIGHTED        NET WEIGHTED
                                        GROSS     AVERAGE    GROSS    AVERAGE
                                      RECEIVING   INTEREST   PAYING   INTEREST
      YEAR                              FIXED       RATE     FIXED      RATE
      ----                            --------- ------------ ------ ------------
      1996...........................  $  7.8       6.00%    $ --        -- %
      1997...........................    55.6       6.17       --        --
      1998...........................    61.3       7.05       --        --
                                       ------       ----     -----      ----
        Total........................  $124.7       6.59%    $ --        -- %
                                       ======       ====     =====      ====
                                                  DECEMBER 31, 1995
                                      ------------------------------------------
                                                NET WEIGHTED        NET WEIGHTED
                                        GROSS     AVERAGE    GROSS    AVERAGE
                                      RECEIVING   INTEREST   PAYING   INTEREST
      YEAR                              FIXED       RATE     FIXED      RATE
      ----                            --------- ------------ ------ ------------
      1996...........................  $ 43.2       5.41%    $10.0      4.60%
      1997...........................    15.5       8.50       --        --
      1998...........................    10.0       8.50       --        --
                                       ------       ----     -----      ----
        Total........................  $ 68.7       6.54%    $10.0      4.60%
                                       ======       ====     =====      ====

  The above financial instruments are purchased from large international banks and financial institutions with strong credit ratings. Credit limits are established based on such credit ratings and are monitored on a regular basis. Management does not anticipate incurring any losses due to non-performance by these institutions. In addition, the Company monitors the market risk associated with these agreements by using probability analyses, external pricing systems and information from banks and brokers.

  The following methods and assumptions were used in estimating the fair value of each class of financial instrument. The fair values of short-term and long-term investments were estimated based upon quoted market prices for the same or similar instruments. The fair value of long-term debt, including the current portion, was estimated on the basis of market prices for similar issues at current interest rates for the applicable period. The fair value of interest rate swaps and forward rate agreements was estimated by discounting the future cash flows using rates currently available for agreements of similar terms and maturities. The fair value of foreign exchange forward contracts and foreign exchange option agreements was estimated based upon period-end exchange rates. The fair value of interest rate options was estimated based upon market quotes of the cost to settle these agreements. The carrying amounts of the Company's other financial instruments approximate fair value due to their short-term maturities.

               ALEXANDER & ALEXANDER SERVICES INC. & SUBSIDIARIES

              UNAUDITED NOTES TO FINANCIAL STATEMENTS--(CONCLUDED)


  The following table presents the carrying amounts and the estimated fair value of the Company's financial instruments that are not carried at fair value.

                                                AS OF               AS OF
                                         SEPTEMBER 30, 1996   DECEMBER 31, 1995
                                         ------------------- -------------------
                                         CARRYING ESTIMATED  CARRYING ESTIMATED
                                          AMOUNT  FAIR VALUE  AMOUNT  FAIR VALUE
                                         -------- ---------- -------- ----------
      Long-term debt, including current
       portion.........................   $150.1    $148.1    $135.6    $135.8
      Interest rate swaps and forward
       rate agreements.................      --        2.2       --        5.1

                 PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

  The following unaudited pro forma consolidated financial information for Aon is based on historical financial statements of Aon and of A&A which are incorporated by reference into this Form 8-K. The unaudited pro forma condensed consolidated statement of financial position at September 30, 1996 has been prepared as if the acquisition of A&A and the issuance of the Capital Securities and other financing had been consummated on September 30, 1996, and the unaudited pro forma condensed consolidated statements of income for the nine months ended September 30, 1996 and the year ended December 31, 1995 have been prepared as if the acquisition of A&A and the issuance of the Capital Securities and other financing had been consummated on January 1, 1995. Unaudited pro forma financial data do not purport to be indicative of either the future results of operations or the results of operations that would have occurred if these transactions had been consummated on the indicated dates. The pro forma adjustments are based upon available information and certain assumptions that Aon believes to be reasonable.

                                AON CORPORATION

        PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF FINANCIAL POSITION

                            AS OF SEPTEMBER 30, 1996
                                 (IN MILLIONS)

                                  HISTORICAL
                             ---------------------
                                         ALEXANDER
                                 AON         &       PRO FORMA       PRO FORMA
                             CORPORATION ALEXANDER  ADJUSTMENTS   CONSOLIDATED(1)
                             ----------- ---------  -----------   ---------------
ASSETS
  Fixed maturities avail-
   able for sale...........   $ 2,707.4  $    --      $(200.0)(1)    $ 2,507.4
  Equity securities........       821.3       --          --             821.3
  Short-term investments...     1,174.2     286.1         --           1,460.3
  Other investments........       219.6      21.4         --             241.0
  Cash.....................       226.4     758.2      (100.0)(1)        884.6
  Brokerage and other re-
   ceivables...............     3,920.2   1,200.7         --           5,120.9
  Intangible assets includ-
   ing goodwill............     1,393.4     221.2       850.5 (2)      2,465.1
  Assets held under special
   contracts...............       305.9       --          --             305.9
  Other assets.............     1,458.6     434.4         --           1,893.0
                              ---------  --------     -------        ---------
      Total Assets.........   $12,227.0  $2,922.0     $ 550.5        $15,699.5
                              =========  ========     =======        =========
LIABILITIES AND STOCKHOLD-
 ERS' EQUITY
  Total policy liabilities.   $ 3,795.2  $    --      $   --         $ 3,795.2
  Insurance premiums pay-
   able....................     3,394.1   1,775.9         --           5,170.0
  Short term borrowings....        59.6      21.5       153.0 (1)        234.1
  Notes payable and debt
   guarantee of employee
   stock ownership plan....       522.9     142.4         --             665.3
  Liabilities held under
   special contracts.......       305.9       --          --             305.9
  Other liabilities........     1,381.2     519.7        60.0 (2)      1,960.9
                              ---------  --------     -------        ---------
      Total Liabilities....     9,458.9   2,459.5       213.0         12,131.4
                              ---------  --------     -------        ---------
Redeemable Preferred Stock.        50.0       --          --              50.0
Company-obligated
 Mandatorily Redeemable
 Preferred Capital Securi-
 ties of Subsidiary........         --        --        800.0 (1)        800.0
STOCKHOLDERS' EQUITY
  Preferred stock
    8% cumulative perpetual
     preferred stock.......         5.5       --          --               5.5
    6.25% cumulative
     convertible
     exchangeable preferred
     stock.................         2.1       --          --               2.1
    Series A Preferred
     Stock.................         --        2.3        (2.3)(3)          --
    Series B Preferred
     Stock.................         --        4.8        (4.8)(4)          --
  Common stock.............       111.5      43.4       (43.4)           111.5
  Paid-in additional capi-
   tal.....................       454.1     666.7      (666.7)           454.1
  Retained earnings and
   other less treasury
   stock...................     2,144.9    (254.7)      254.7          2,144.9
                              ---------  --------     -------        ---------
      Total Stockholders'
       Equity..............     2,718.1     462.5      (462.5)(2)      2,718.1
                              ---------  --------     -------        ---------
      Total Liabilities and
       Stockholders' Equi-
       ty..................   $12,227.0  $2,922.0     $ 550.5        $15,699.5
                              =========  ========     =======        =========

                            See accompanying notes.

                                AON CORPORATION

                 NOTES TO THE PRO FORMA CONDENSED CONSOLIDATED
                        STATEMENT OF FINANCIAL POSITION

                           AS OF SEPTEMBER 30, 1996

  1. Reflects the acquisition of A&A at a price of $1,253 million and funding sources for the acquisition as follows (in millions):

      Sale of fixed maturities........................................ $  200.0
      Issuance of commercial paper....................................    153.0
      Issuance of Capital Securities..................................    800.0
      A&A cash used to finance transaction............................    100.0
                                                                       --------
        Purchase Price................................................ $1,253.0
                                                                       ========

  The effect of Aon's acquisition of the Bain Hogg Group plc ("Bain Hogg") on October 18, 1996 is not included. The purchase price was $260 million. Bain Hogg's total assets as of September 30, 1996 were approximately $1.0 billion.

  2. Assumes that Aon's purchase price allocation resulted in additional goodwill of $850.5 million which was calculated as follows (in millions):

      Purchase price.................................................. $1,253.0
      A&A stockholders' equity........................................   (462.5)
      Purchase related liabilities net of tax.........................     60.0
                                                                       --------
      Goodwill........................................................ $  850.5
                                                                       ========

  3. Assumes that all of the Series A Preferred Stock was converted to cash at a cost of $121 million to Aon.

  4. Reflects the purchase by Aon of all of the Series B Preferred Stock for $318 million.

                                AON CORPORATION

              PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME

                          YEAR ENDED DECEMBER 31, 1995
                        (MILLIONS EXCEPT PER SHARE DATA)

                                HISTORICAL
                           -----------------------
                                         ALEXANDER
                               AON           &         PRO FORMA       PRO FORMA
                           CORPORATION   ALEXANDER    ADJUSTMENTS   CONSOLIDATED(1)
                           -----------   ---------    -----------   ---------------
REVENUE
  Brokerage commissions
   and fees..............   $1,651.3(2)  $1,219.5       $  --          $2,870.8
  Premiums earned........    1,426.5          --           --           1,426.5
  Net investment income..      329.4         82.1        (20.3)(3)        391.2
  Realized investment
   gains.................       13.1          --           --              13.1
  Other income...........       45.4(2)      32.7          --              78.1
                            --------     --------       ------         --------
    Total Revenue........    3,465.7      1,334.3        (20.3)         4,779.7
                            --------     --------       ------         --------
BENEFITS AND EXPENSES
  Commissions and general
   expenses..............    1,982.3      1,147.4          --           3,129.7
  Benefits to policyhold-
   ers...................      698.5          --           --             698.5
  Interest expense.......       37.3         18.6          8.2 (4)         64.1
  Amortization of de-
   ferred policy acquisi-
   tion costs............      207.5          --           --             207.5
  Amortization of intan-
   gible assets..........       82.1         12.3         34.1 (5)        128.5
                            --------     --------       ------         --------
    Total Benefits and
     Expenses............    3,007.7      1,178.3         42.3          4,228.3
                            --------     --------       ------         --------
INCOME FROM CONTINUING
 OPERATIONS BEFORE INCOME
 TAX AND MINORITY INTER-
 EST.....................      458.0        156.0        (62.6)           551.4
  Provision for income
   tax (benefit).........      154.3         60.9        (10.6)(6)        204.6
                            --------     --------       ------         --------
INCOME FROM CONTINUING
 OPERATIONS BEFORE MINOR-
 ITY INTEREST............      303.7         95.1       (52.0)            346.8
Minority interest, in-
 cluding subsidiary dis-
 tributions..............        --          (5.7)       (41.3)(7)        (47.0)
                            --------     --------       ------         --------
INCOME FROM CONTINUING
OPERATIONS...............      303.7         89.4(8)     (93.3)           299.8
Preferred stock divi-
 dends...................      (24.7)       (25.4)        25.4 (9)        (24.7)
                            --------     --------       ------         --------
INCOME FROM CONTINUING
 OPERATIONS ATTRIBUTABLE
 TO COMMON STOCKHOLDERS..   $  279.0     $   64.0       $(67.9)        $  275.1
                            ========     ========       ======         ========
Income from continuing
 operations per share
 attributable to common
 stockholders............   $   2.57                                   $   2.53
Average common and common
 equivalent shares
 outstanding.............      108.7                                      108.7


                            See accompanying notes.

                                AON CORPORATION

       NOTES TO THE PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME

                         YEAR ENDED DECEMBER 31, 1995

  1. Reflects the acquisition of A&A at a price of $1,253 million and funding sources for the acquisition as follows (in millions):

      Sale of fixed maturities........................................ $  200.0
      Issuance of commercial paper....................................    153.0
      Issuance of Capital Securities..................................    800.0
      A&A cash used to finance transaction............................    100.0
                                                                       --------
      Purchase Price.................................................. $1,253.0
                                                                       ========

  The effect of Aon's acquisition of Bain Hogg on October 18, 1996 is not included. The purchase price was $260 million. Bain Hogg's revenue and pretax income for the year ended December 31, 1995 were $333 million and $33 million, respectively.

  The unaudited pro forma condensed consolidated statement of income does not include the potential effect of one-time restructuring charges which management of Aon expects to be incurred in the next twelve months in the range of $100 to $150 million related to the A&A and Bain Hogg acquisitions. This statement also does not include any anticipated cost savings that may be realized as a result of the restructuring. Management of Aon estimates cost savings related to the A&A and Bain Hogg acquisitions should be in excess of $100 million annually.

  2. Certain historical amounts have been reclassified to conform to the presentation for the nine months ended September 30, 1996.

  3. Reflects foregone investment income on cash of $100 million at an assumed rate of 5.35% held by A&A and on fixed maturities of $200 million at an assumed rate of 7.5% held by Aon.

  4. Reflects interest expense on $153 million of commercial paper at an assumed rate of 5.35%.

  5. Assumes Aon amortizes intangible assets over a 25 year period.

  6. Assumes an effective tax rate of 37% on the pro forma adjustments excluding amortization of intangible assets.

  7. Reflects Distributions on the Capital Securities of $65.6 million net of a tax benefit of $24.3 million.

  8. Includes non-recurring revenues of $30.4 million ($20.1 million after tax) related to A&A's sale of certain operations and non-recurring restructuring and special charges of $17.6 million.

  9. Reflects elimination of the dividends on the Series A Preferred Stock and the Series B Preferred Stock.

                                AON CORPORATION

              PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME

                      NINE MONTHS ENDED SEPTEMBER 30, 1996
                        (MILLIONS EXCEPT PER SHARE DATA)

                                 HISTORICAL
                            ---------------------
                                        ALEXANDER
                                AON         &      PRO FORMA       PRO FORMA
                            CORPORATION ALEXANDER ADJUSTMENTS   CONSOLIDATED(1)
                            ----------- --------- -----------   ---------------
REVENUE
  Brokerage commissions
   and fees...............   $1,368.0    $920.6     $  --          $2,288.6
  Premiums earned.........    1,141.4       --         --           1,141.4
  Net investment income...      269.7      57.4      (15.2)(2)        311.9
  Realized investment in-
   come...................        3.1       --         --               3.1
  Other income............       36.6       0.6        --              37.2
                             --------    ------     ------         --------
    Total Revenue.........    2,818.8     978.6      (15.2)         3,782.2
                             --------    ------     ------         --------
BENEFITS AND EXPENSES
  Commissions and general
   expenses...............    1,621.4     867.4        --           2,488.8
  Benefits to policyhold-
   ers....................      582.1       --         --             582.1
  Interest expense........       28.4      11.8        6.1 (3)         46.3
  Amortization of deferred
   policy acquisition
   costs..................      156.4       --         --             156.4
  Amortization of intangi-
   ble assets.............       55.6      11.7       25.5 (4)         92.8
                             --------    ------     ------         --------
    Total Benefits and Ex-
     penses...............    2,443.9     890.9       31.6          3,366.4
                             --------    ------     ------         --------
INCOME FROM CONTINUING
 OPERATIONS BEFORE INCOME
 TAX AND MINORITY
 INTEREST.................      374.9      87.7      (46.8)           415.8
  Provision for income tax
   (benefit)..............      129.3      35.0       (7.9)(5)        156.4
                             --------    ------     ------         --------
INCOME FROM CONTINUING OP-
 ERATIONS BEFORE MINORITY
 INTEREST.................      245.6      52.7      (38.9)           259.4
Minority interest, includ-
 ing subsidiary distribu-
 tions....................        --       (5.0)     (31.0)(6)        (36.0)
                             --------    ------     ------         --------
INCOME FROM CONTINUING OP-
 ERATIONS.................      245.6      47.7      (69.9)           223.4
Preferred stock dividends.      (15.2)    (19.9)      19.9 (7)        (15.2)
                             --------    ------     ------         --------
INCOME FROM CONTINUING OP-
 ERATIONS ATTRIBUTABLE TO
 COMMON STOCKHOLDERS......   $  230.4    $ 27.8     $(50.0)        $  208.2
                             ========    ======     ======         ========
Income from continuing op-
 erations per share at-
 tributable to common
 stockholders.............   $   2.11                              $   1.90
Average common and common
 equivalent shares
 outstanding..............      109.7                                 109.7


                            See accompanying notes.

                                AON CORPORATION

       NOTES TO THE PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME

                     NINE MONTHS ENDED SEPTEMBER 30, 1996

  1. Assumes the acquisition of A&A at a price of $1,253 million and funding sources for the acquisition as follows (in millions):

      Sale of fixed maturities........................................ $  200.0
      Issuance of commercial paper....................................    153.0
      Issuance of Capital Securities..................................    800.0
      A&A cash used to finance transaction............................    100.0
                                                                       --------
        Purchase Price................................................ $1,253.0
                                                                       ========

  The effect of Aon's acquisition of Bain Hogg on October 18, 1996 is not included. The purchase price was $260 million. Bain Hogg's revenue and pretax income for the nine months ended September 30, 1996 were $245 million and $16 million, respectively.

  The unaudited pro forma condensed consolidated statement of income does not include the potential effect of one-time restructuring charges which management of Aon expects to be incurred in the next twelve months in the range of $100 to $150 million related to the A&A and Bain Hogg acquisitions. This statement also does not include any anticipated cost savings that may be realized as a result of restructuring. Management of Aon estimates cost savings related to the A&A and Bain Hogg acquisitions should be in excess of $100 million annually.

  2. Reflects foregone investment income on cash of $100 million held by A&A at an assumed rate of 5.35% and on fixed maturities of $200 million held by Aon at an assumed rate of 7.5%.

  3. Reflects interest expense on $153 million of commercial paper at an assumed rate of 5.35%.

  4. Assumes that Aon amortizes intangible assets over a 25 year period.

  5. Assumes an effective tax rate of 37% on the pro forma adjustments excluding amortization of intangible assets.

  6. Reflects Distributions on the Capital Securities of $49.2 million net of a tax benefit of $18.2 million.

  7. Reflects elimination of the dividends on the Series A Preferred Stock and the Series B Preferred Stock.

                 PRO FORMA RATIOS OF EARNINGS TO FIXED CHARGES

  The following table sets forth Aon's pro forma ratio of earnings to fixed charges for the periods indicated.

                                                                    NINE MONTHS
                                                       YEAR ENDED      ENDED
                                                      DECEMBER 31, SEPTEMBER 30,
                                                          1995         1996
                                                      ------------ -------------
      Historical ratio of earnings to fixed charges.      6.6           7.6
      Pro forma ratio of earnings to fixed charges
       (1)..........................................      3.7           4.1
      Supplemental pro forma ratio of earnings to
       fixed charges (2)............................      3.4           3.5

--------
(1) Gives effect to the increase in fixed charges as a result of the issuance of the Capital Securities.
(2) Gives effect to the increase in fixed charges as a result of the issuance of the Capital Securities and the acquisition of A&A as reflected in the pro forma condensed consolidated statements of income. The supplemental pro forma ratios exclude any restructuring charges that may be incurred and any cost savings Aon may realize. See "Pro Forma Consolidated Financial Information."

                                   SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES EXCHANGE ACT OF 1934, THE REGISTRANT HAS DULY CAUSED THIS REPORT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED HEREUNTO DULY AUTHORIZED.

                                          Aon Corporation

                                                  /s/ Raymond I. Skilling
                                          By: _________________________________
                                            Name: Raymond I. Skilling
                                            Title: Executive Vice President
                                            and Chief Counsel

DATE: January 29, 1997

                               INDEX TO EXHIBITS

 EXHIBIT
 NO.                                                                      PAGE
 -------                                                                  ----
 (c)(1)  Agreement and Plan of Merger, dated as of December 11, 1996,       *
          among Aon, Purchaser and A&A. (Incorporated by reference from
          Exhibit (c)(1) to Aon's Tender Offer Statement on Schedule
          14D-1 filed by Aon with the Securities and Exchange
          Commission ("SEC") on December 16, 1996 (the "Schedule 14D-
          1")).
 (c)(2)  Stock Purchase and Sale Agreement, dated as of December 11,        *
          1996, between Aon and AIG. (Incorporated by reference from
          Exhibit (c)(1) to the Schedule 14D-1).
 (c)(3)  First Amendment to Agreement and Plan of Merger, dated as of       *
          January 7, 1997, among Aon, Purchaser and A&A. (Incorporated by reference from Exhibit (c)(3) to Amendment No. 2 to the
          Schedule 14D-1 filed by Aon with the SEC on January 9, 1997).
 (c)(4)  Press release of Aon dated January 15, 1997. (Incorporated by      *
          reference from Exhibit (a)(20) to Amendment No. 3 to the
          Schedule 14D-1 filed by Aon with the SEC on January 15,
          1997).
 (c)(5)  Consent of Deloitte & Touche LLP.                                 **

--------
*Incorporated by reference.
**To be filed by amendment.